An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
December 8, 2021
Subject to Completion

PHOENIX CAPITAL GROUP HOLDINGS, LLC
5601 S Broadway
Suite 240
Littleton, CO 80121
(303) 749-0074

9.0% Bonds (Bonds)
$75,000,000 Aggregate Maximum Offering Amount (75,000 Bonds)
$1,000 Minimum Purchase Amount (1 Bond)

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), is offering a maximum of $75,000,000 in the aggregate, of its 9.0% unsecured bonds, or the “Bonds,” pursuant to this offering circular. The purchase price per Bond is $1,000, with a minimum purchase amount of $1,000, or the “minimum purchase”; however, the Company, in our sole discretion, reserves the right to accept smaller purchase amounts. The Bonds will bear interest at nine percent (9.0%) per year. The maximum offering amount of Bonds is $75,000,000 the “Maximum Offering Amount”). The Bonds will each be offered serially, over a maximum period of 3 years, starting from the date of qualification of the Offering Statement of which this Offering Circular is a part, with the sole difference between the series being their respective maturity dates. Each series of Bonds beginning with Series A will correspond to a particular closing. Each series of Bonds will mature on the third anniversary of the initial issuance date of such series. The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum during the first one-year extension period and will bear interest at 11.0% per annum during the second one-year extension period. Interest on the Bonds will be paid to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

Bondholders will have the right to have their Bonds redeemed at any time prior to the maturity date, subject to an annual cap of 10% on all redemptions, regardless of the reason for the redemption, at a price equal to $950 plus all accrued but unpaid interest per Bond, regardless of when such Bonds are redeemed (the “10% Limit”). Bondholders will also have the right to have their Bonds redeemed in the case of a bondholder’s death, disability or bankruptcy, subject to notice, discounts and other provisions contained in this offering circular. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit on redemptions described above. See “Description of Bonds – Redemption Upon Death, Disability or Bankruptcy” and “Description of Bonds – Bond Redemptions” for more information.

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The Bonds will be offered to prospective investors on a best efforts basis by Dalmore Group LLC (“Dalmore Group”, or “our broker/dealer of record,”) a New York limited liability company and a member of the Financial Industry Regulatory Authority, or “FINRA.” “Best efforts” means that our broker/dealer of record is not obligated to purchase any specific number or dollar amount of the Bonds, but it will use its best efforts to sell the Bonds. We reserve the right to engage additional broker-dealers, or “Selling Group Members,” who are members of FINRA, to assist in the sale of the Bonds. At each closing date, the net proceeds for such closing will be disbursed to our Company and Bonds relating to such net proceeds will be issued to their respective investors. We expect to commence the sale of the Bonds as of the date on which the offering statement is declared qualified by the United States Securities and Exchange Commission, or the “SEC,” and terminate the offering on earliest of: (i) the date we sell the Maximum Offering Amount; (ii) the third anniversary of the date of qualification of this offering statement; or (iii) such date upon which we determine to terminate the offering, in our sole discretion. Notwithstanding the previous sentence, we have the right, in our sole discretion, to extend this offering beyond the third anniversary of the date of qualification for an additional year.

	Price to Investors	Broker-Dealer Fee (1)(2)	Proceeds to Company	Proceeds to Other Persons

Per Bond (2)	$1,000	$10	$990	$0
Maximum Offering Amount of Bonds (2)	$75,000,000	$750,000	$74,250,000	$0

(1) This includes a broker-dealer fee of up to 1% of the gross proceeds of the offering (the “Broker-Dealer Fee”). The Broker-Dealer fee will be paid to Dalmore Group as our broker/dealer of record. See “Use of Proceeds” and “Plan of Distribution” for more information.

(2) All figures are rounded to the nearest dollar.
 _________

Generally, no sale may be made to you in the offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Bonds is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Currently, there is no market for the Bonds being offered, nor does our Company anticipate one developing. Prospective investors should carefully consider and review that risk as well as the RISK FACTORS beginning on page 10 of this offering circular.

THE SEC DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE COMMISION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

FORM 1-A DISCLOSURE FORMAT IS BEING FOLLOWED.

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Contents
OFFERING CIRCULAR SUMMARY	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
RISK FACTORS	7
USE OF PROCEEDS	15
PLAN OF DISTRIBUTION	16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
GENERAL INFORMATION AS TO OUR COMPANY	25
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	32
ERISA CONSIDERATIONS	35
DESCRIPTION OF BONDS	37
LEGAL PROCEEDINGS	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	44
MANAGER AND EXECUTIVE OFFICERS	45
EXECUTIVE COMPENSATION	47
INDEPENDENT AUDITORS	49
LEGAL MATTERS	50
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51
INDEX TO FINANCIAL STATEMENTS	F-1

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ABOUT THIS OFFERING CIRCULAR

The information in this offering circular may not contain all of the information that is important to you. You should read this entire offering circular and the exhibits carefully before deciding whether to invest in the Bonds. See “Where You Can Find Additional Information” in this offering circular.

Unless the context otherwise indicates, references in this offering circular to the terms “Company,” “we,” “us,” and “our,” refer to Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

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OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding whether to invest in the Bonds. You should carefully read this entire offering circular, including the information under the heading “Risk Factors” and all information included in this offering circular.

Our Company, Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, was formed on April 23, 2019 to purchase (i) property rights to extract natural resources from the property (“mineral rights”), and (ii) ownership interests in property without operating rights on the property (“non-operated working interests”) in the United States, primarily in the Williston Basin, Permian Basin and Denver Julesburg Basin (“DJ Basin”), using the Company’s proprietary software system to identify unique opportunities. Although the Company has targeted specific regions, we are agnostic to geography and look to focus exclusively on the best asset for profitability when determining which assets to buy. The more area the Company can cover, the more we can ensure we are achieving the optimal return for invested capital.

The Company focuses on assets that present high near-term predictable cashflow. This analysis includes the geography of the asset, the probability of future oil wells and predictability of both the timing and value of the cashflow. Following its acquisition of the asset, the Company partners with an oil and gas extraction operator to share in the proceeds of the natural resources extracted and sold by the operator. Using the proprietary software that the Company has developed internally, the Company is typically able to achieve an average payback period of 18-24 months on assets it buys. Additionally, the Company employs a tax-efficient strategy of offsetting royalty income through use of intangible drilling costs (non-operated working interests).

We have also developed a highly customized and proprietary software platform to help us identify opportunities. This aggregate, niche, scalable software platform is specific to us and there is no known competitive product. As such, the software creates considerable intrinsic value to operational efficiencies.

See “General Information About Our Company – Business Strategy”

The Offering. We are offering to investors the opportunity to purchase up to an aggregate of $75,000,000, of Bonds. See “Plan of Distribution - Who May Invest” for further information. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount; (ii) the third anniversary of the date of qualification of this offering statement; or (iii) such date upon which we determine to terminate the offering, in our sole discretion.Notwithstanding the previous sentence, we have the right to extend this offering beyond the third anniversary of the date of qualification for an additional year. If we do elect to extend the offering beyond the initial three-year term, then we will be required to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to continue the offering past the third anniversary of the date of initial qualification.

Our Company will conduct closings in this offering on the first and third Thursday of each month or the “closing dates,” and each, a “closing date,” until the offering termination. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. On each closing date, offering proceeds for that closing will be disbursed to us and Bonds will be issued to investors, or the “Bondholders.” If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Dalmore Group, our broker/dealer of record.

Issuer	Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

Securities Offered	Maximum – $75,000,000, aggregate principal amount of the Bonds.

Maturity Date
The Bonds will each be offered serially, over a maximum period of 3 years (subject to extension) starting from the date of qualification of the Offering Statement of which this Offering Circular is a part, with the sole difference between the series being their respective maturity dates. The Bonds will mature on the third anniversary of the initial issuance date of each series.

The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. Each such extension would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be required to be registered or conducted pursuant to an exemption from registration. Any such subsequent offering conducted pursuant to Regulation A would count against the aggregate dollar limitations in Rule 251(a) of Regulation A. See “Description of Bonds – Interest and Maturity” for more information.

Interest Rate
9.0% per annum computed on the basis of a 360-day year.

If we elect to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum in the first one-year extension period and 11.0% per year in the second one-year extension period

Interest Payments
Paid to the record holders of the Bonds quarterly in arrears, each January 25th, April 25th, July 25th and October 25th, for the preceding fiscal quarter ending March 31st, June 30th, September 30th and December 31st, respectively, beginning on such payment date immediately following the first full fiscal quarter after the initial closing in the offering and continuing until its maturity date. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has paid, from the date of issuance.

Offering Price	$1,000 per Bond.

Ranking
The Bonds are subordinated, unsecured indebtedness of our Company. They rank pari passu with our other unsecured indebtedness, including the Unsecured Notes (as defined herein), and structurally subordinated to all indebtedness of our subsidiaries. The Bonds rank junior to any of our current secured indebtedness, including any debt outstanding under the Cortland Term Loan and Cortland LOC (each as defined herein), and are subordinated to any right of payment under the same. The Bonds would also rank junior to any of our future secured indebtedness. See “General Information About Our Company – Current Indebtedness” for more information.

Use of Proceeds
We estimate that the net proceeds we will receive from this offering will be approximately $74,250,000 if we sell the Maximum Offering Amount, after deducting fees payable to our broker/dealer of record.

We plan to use substantially all of the net proceeds from this offering for the purchase mineral rights and non-operated working interests, as well as additional asset acquisitions. See “Use of Proceeds” for additional information.

Redemption at the Option of the Bondholder
Bondholders will have the right to have their Bonds redeemed at any time prior to the maturity date, subject to an annual cap referenced below, regardless of the reason for the redemption, at a price equal to $950 plus all accrued but unpaid interest per Bond, regardless of when such Bonds are redeemed.

Our obligation to redeem Bonds in any given year pursuant to this redemption is limited to 10% of the outstanding principal balance of the Bonds, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. In addition, any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy, will be included in calculating the 10% Limit and will thus reduce the number of Bonds, in the aggregate, to be redeemed pursuant to the redemption. Bond redemptions will occur in the order that notices are received. We are not required to establish a sinking fund or reserve for the redemption of Bonds and our ability to redeem Bonds will be subject to the availability of cash or other financing sources and cannot be assured.

Redemption at the Option of the Company
The Bonds may be redeemed at our option at no penalty. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption will occur at a price equal to the then outstanding principal amount of the Bonds, plus any accrued but unpaid interest. For the specific terms of the Optional Redemption, please see “Description of Bonds – Optional Redemption” for more information.

Redemption Upon Death, Disability or Bankruptcy
Within 90 days of the death, disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit on redemptions described above; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% Limit. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to redeem his or her Bonds. If a Bond is held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Disability shall mean with respect to any Bondholder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Bondholder or beneficial holder first acquired Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

Subject to the annual cap on redemptions, upon our receipt of a redemption request in the event of death, disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than 90 days after we receive documentation and/or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed plus the then outstanding principal amount of such Bond.

Default
The Indenture governing the Bonds will contain events of default, the occurrence of which may result in the acceleration of our obligations under the Bonds in certain circumstances. Events of default, other than payment defaults, will be subject to our Company's right to cure within a certain number of days of such event of default. Our Company will have the right to cure any payment default within 60 days before the trustee may declare a default and exercise the remedies under the Indenture. See “Description of Bonds - Event of Default” for more information.

Form
Bonds will be registered in book-entry form only on the books and records of UMB Bank, N.A. in the name of Phoenix American Financial Services, Inc. (“Phoenix American”) as record holder of such Bonds for the benefit of such purchasers. See "Description of Bonds - Book-Entry, Delivery and Form" for more information.

Denominations	We will issue the Bonds only in denominations of $1,000.

Payment of Principal and Interest	Principal and interest on the Bonds will be payable in U.S. dollars or other legal tender, coin or currency of the U.S.

Future Issuances
We may, from time to time, without notice to or consent of the Bondholders, increase the aggregate principal amount of any series of the Bonds outstanding by issuing additional bonds in the future with the same terms of such series of Bonds, except for the issue date and offering price, and such additional bonds shall be consolidated with the applicable series of Bonds and form a single series.

Securities Laws Matters:
The Bonds being offered are not being registered under the Securities Act in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom. In addition, the Company does not intend to be registered as an investment company under the Investment Company Act of 1940, as amended.

Trustee, Registrar and Paying Agent
We have designated UMB Bank, N.A. as paying agent and Phoenix American Financial Services, Inc., a California corporation as co-paying agent in respect of Bonds registered to it as record holder. UMB Bank, N.A. will also act as trustee under the Indenture and registrar for the Bonds. As such, UMB Bank, N.A. will make payments on the Bonds to Phoenix American (who will forward such payments to the applicable Bondholders). The Bonds will be issued in book-entry form only, evidenced by global certificates, as such, payments are being made to Phoenix American.

Governing Law	The Indenture and the Bonds will be governed by the laws of the State of Delaware.

Material Tax Considerations
You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the Bonds in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Risk Factors
An investment in the Bonds involves certain risks. You should carefully consider the risks above, as well as the other risks described under “Risk Factors” of this offering circular before making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "outlook," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this offering circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this offering circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. The matters summarized below and elsewhere in this offering circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events or otherwise.

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RISK FACTORS

An investment in the Bonds is highly speculative and is suitable only for persons or entities that are able to evaluate the risks of the investment. An investment in the Bonds should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should consider the following risks before making a decision to purchase the Bonds. To the best of our knowledge, we have included all material risks to investors in this section.

Risks Related to the Bonds and to this Offering

The Bonds are not obligations of our subsidiaries and will be subordinated to all of the liabilities of the Company’s subsidiaries, if any. Such subordination increases the risk that we will be unable to meet our obligations on the Bonds.

The Bonds are obligations of the Company exclusively and not of any of our subsidiaries. The Bonds are also effectively subordinated to all of the liabilities of the Company’s subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under the Company’s indebtedness, including the Bonds, or to make any funds available to make payments on the Bonds. The Company’s right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of the Company's creditors, including holders of the Bonds, to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, in each case to the extent that the Company is not recognized as a creditor of such subsidiary. In addition, even where the Company is recognized as a creditor of a subsidiary, the Company’s rights as a creditor with respect to certain amounts are subordinated to other indebtedness of that subsidiary, including secured indebtedness to the extent of the assets securing such indebtedness.

Amounts outstanding under our Cortland Term Loan and Cortland LOC will be senior to the our payment obligations under the Bonds.

The Bonds will be junior to any debt outstanding under the Company’s secured term loan and revolving line of credit with Cortland Credit Lending Corporation. As of the date of this offering circular, $5,000,000 remained outstanding under the Cortland Term Loan and $13,000,000 is outstanding under the Cortland LOC. We will be obligated to satisfy any obligations under our Cortland Term Loan and Cortland LOC prior to satisfying any payment obligations of the Bonds. If we are unable to pay off the amounts due under the Cortland Term Loan and Cortland LOC, then we will likely be unable to satisfy our payment obligations under the Bonds until such amounts are paid.
 The Bonds are subordinated in the right of payment to the Cortland Term Loan and Cortland LOC.

The Bonds are subordinated to the Cortland Term Loan and Cortland LOC pursuant to the terms of Indenture. The Bonds rank junior in right of payment to any of the Company’s outstanding secured indebtedness under the Cortland Term Loan pursuant to the terms of indenture and Cortland LOC. Under the terms of the Indenture, no payments may be made on the Bonds at any time when a default is continuing with respect to the Cortland Term Loan and/or Cortland LOC. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, Cortland Credit Lending Corporation (“Cortland”), as the lender under the Cortland Term Loan and Cortland LOC, will be entitled to receive payment in full of all amounts due (or to become due) in respect of all debt outstanding under the Cortland Term Loan and/or Cortland LOC before the Bondholders are entitled to receive any payments. In addition, the Company’s assets that secure the Cortland Term Loan and/or Cortland LOC, which includes all of the assets of the Company as of the date of this offering circular, will be available to pay obligations on the Bonds only after the secured debt under the Cortland Term Loan and/or Cortland LOC has been repaid in full from these assets, and the assets of its subsidiaries will be available to pay obligations on the Bonds only after all claims under the Cortland Term Loan and/or Cortland LOC have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the Bonds then outstanding.

We may engage in a variety of transactions that may impair our ability to pay interest and principal on the Bonds.

The Indenture governing the Bonds will contain covenants that will limit us from making any fundamental changes including any merger, consolidation, winding up or liquidation. However, if we violate this covenant or engage in any of transaction limited by the covenants pursuant to a waiver to the Indenture, it could have an adverse impact on Bondholders. In addition, other than the limited covenants contained in the Indenture discussed in this offering circular, we are not subject to additional restrictions on our activities. We may engage in activities, such as issuing additional debt that may rank senior or pari passu with the Bonds, that may hinder our ability to pay our bond service obligations.

The Trustee may not be able to exercise its remedies under the Indenture upon an event of default thereunder without the consent of Cortland.

The Indenture requires a standstill period whereby the Trustee, whether on its own or upon the request of the requisite number of Bondholders, must obtain the consent of Cortland, as lender under the Cortland Term Loan and Cortland LOC, to pursue any remedies against the Company within ninety (90) days of an occurrence of an Event of Default (as defined in the Indenture). As a result, the Trustee, on behalf of the Bondholders, may not be able to exercise its right to seek any remedies upon an Event of Default which may result in the Bondholders incurring losses that may have otherwise been avoided.

An event of default under the Cortland Term Loan and/or Cortland LOC would likely impair the Company’s ability to make payments of principal and interest on the Bonds.

Pursuant to the terms of the Indenture, the Company is not permitted to make any payments to the Bondholders, including any payments of principal or interest under the Bonds, for so long as any event of default remains uncured or outstanding under the Cortland Term Loan and/or Cortland LOC. As a result, the Bondholders may not receive the payments they expect, or at all, upon an event of default under the Cortland Term Loan and/or Cortland LOC. In addition, following the cure of any such event of default or Cortland’s successful remedy of such event of default, the Company may not have the funds, or otherwise have the means, to make any payments due to the Bondholders at such time.

Some significant restructuring transactions that may adversely affect Bondholders may not constitute a Change of Control/Repurchase Event under the Indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Some restructuring transactions that result in a change in control may not qualify as a Repurchase Event under the Indenture; therefore, Bondholders will not have the right to repurchase their Bonds, even though the Company is under new management. These transactions are limited to those which cause a non-affiliate of the Company to gain voting control. Upon the occurrence of a transaction which results in a change in control of the Company, Bondholders will have no voting rights with respect to such a transaction. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds, even though such a transaction could increase the amount of our indebtedness, or otherwise adversely affect the Bondholders.

If we sell substantially less than all of the Bonds we are offering, the costs we incur to comply with the rules of the Securities and Exchange Commission, or the SEC, regarding financial reporting and other fixed costs (such as those relating to the offering) will be a larger percentage of our revenue and may reduce our financial performance and our ability to fulfil our obligations under the Bonds.

We expect to incur significant costs in maintaining compliance with the financial reporting for a Tier II Regulation A issuer and that our management will spend a significant amount of time assessing the effectiveness of our internal control over financial reporting. We do not anticipate that these costs or the amount of time our management will be required to spend will be significantly less if we sell substantially less than all of the Bonds we are offering.

Redemption requests of Bonds at the option of the Bondholder will be limited by the 10% Limit and to the extent they are accepted, will be subject to financial penalties for early redemption.

While the Bonds carry an early redemption right and a redemption right in the event of death, disability or bankruptcy of the Bondholder, redemptions are subject to an annual 10% redemption limit. As a result, requests for redemption from Bondholders may be rejected by the Company. Additionally, with respect to redemptions at the option of the Bondholders, except for death, disability or bankruptcy, early redemption penalties will apply, which will adversely affect Bondholders seeking to redeem Bonds prior to maturity. If the Company elects to extend the maturity of the Bonds as set forth herein, then a Bondholder may be required to redeem its Bonds, inclusive of the early redemption penalty, if the Bondholder does not wish to keep its Bonds through the extended maturity.

Redemption requests for Bonds at the option of the Bondholder or in the event of death, disability or bankruptcy of a Bondholder may have an adverse effect on the Company’s overall growth and ability to fulfil our obligations on the Bonds.

The Bonds carry an early redemption right and a redemption right in the event of death, disability or bankruptcy of the Bondholder. As a result, one or more Bondholders may elect to have their Bonds redeemed prior to maturity. In such an event, we may not have access to the necessary cash to redeem such Bonds. Additionally, any cash used to satisfy such redemption requests will be diverted from cash required to fund the continued growth of the Company. Accordingly, the use of funds towards redemptions could result in the Company’s inability to meet projected growth targets, which could, in turn, limit the Company’s ability to make interest and principal payments to Bondholders.

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the Indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The Indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

There is no established trading market for the Bonds and we do not expect one to develop. Therefore, Bondholders may not be able to resell them for the price that they paid or sell them at all.

Prior to this offering, there was no active market for the Bonds and we do not expect one to develop. We do not have any present intention to apply for a quotation for the Bonds on an alternative trading system or over the counter market and even if we obtain that quotation in the future, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price or sell them at all.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, if the Bonds are listed on such a trading system, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this offering circular. No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

We may redeem all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

We may redeem all or any part of the outstanding Bonds prior to maturity. See “Description of Bonds - Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

Risks Related to Our Business and Our Industry

Because we have only recently commenced business operations, we face a risk of business failure.

Our Company was formed on April 23, 2019, and as of the date of this offering circular, we have conducted limited investing in mineral rights. We have no significant history of ongoing operations, and, as a result, we have no way to evaluate the likelihood that we will be able to continue to operate the business successfully on an ongoing basis.

Because of the unique difficulties and uncertainties inherent in the mineral rights investment business, we face a potential risk of business failure.

Potential investors should be aware of the difficulties normally encountered by companies investing in mineral rights and the potential failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the mineral rights investment that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to finding mineral rights assets, and additional costs and expenses that may exceed current estimates. The search for minerals may also involve numerous hazards. Thus, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures to be made by us in the exploration phase will result in the discovery of economic deposits of minerals. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

If we are unable to successfully compete within the mineral rights business, we will not be able to achieve profitable operations.

The mineral rights business is highly competitive. This industry has a multitude of competitors.  Our exploration activities will be focused on attempting to locate commercially viable mineral deposits.  Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when investing in mineral rights. If we are unable to retain qualified third-party operators to assist us in production activities if a commercially viable deposit is found to exist, we may be unable to enter into production and achieve profitable operations.

Because of factors beyond our control which could affect the marketability of minerals found, we may experience difficulty selling any minerals we discover.

Even if commercial quantities of mineral reserves are discovered, a ready market may not exist for the sale of these reserves. Numerous factors beyond our control may affect the marketability of any minerals discovered.  These factors include market fluctuations, the proximity and capacity of minerals markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.  These factors could inhibit our ability to sell minerals in the event that commercial amounts of minerals are found.

Because we will be subject to compliance with government regulation which may change, the anticipated costs of our exploration program may increase.

State and local government bodies regulate mineral exploration or exploitation within that state. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business, prevent us from carrying out our exploration program, and make compliance with new regulations unduly burdensome.

A shortage of equipment and supplies for our third-party operators could adversely affect our ability to operate our business.

Our third-party operators are dependent on various supplies and equipment in order to carry out its extraction operations. Any shortage of such supplies, equipment and parts could have a material adverse effect on their ability to carry out operations and therefore limit or increase the cost of production and, ultimately, our profitability.

We will be contracting with third parties to perform the actual extraction operations, and these third-party contractors may not perform as we expect.

We will be utilizing third-party contractors to perform the drilling and extraction operations on our assets to extract the natural resources we rely on to generate revenue. If the third-party contractors we hire do not perform as we expect, we may not generate as much of a profit as we anticipate, which could limit our ability to make interest and principal payments to Bondholders. Further, if the contractors are not competent with respect to environmental laws and risks, we may face enforcement actions, lawsuits, civil or criminal fines or penalties, loss or reputation or other costly expenditures, all of which could damage our business operations. Reckless action on the part of incompetent contractors could also lead to damage to, or destruction of, our assets leading to delays in future actions and loss of revenue, among other costly outcomes.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

The current and future operations of our business and that of the third-party contractors on our land are and will be governed by laws and regulations, including:

●
laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;
●
laws and regulations related to exports, taxes and fees;
●
labor standards and regulations related to occupational health and mine safety;
●
environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and
●
other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure of the third parties we contract with to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, the third parties we will contract with to perform the mining operations, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration and possible future development phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect the operations of the third-party contractors on our land as well as our business. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop the operations of the third-party contractors on our land or require a considerable capital expenditure. Although we and our third-party operators intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest. It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. The mining operations conducted by third parties on our land may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities of theirs may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on their production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (“NEPA”) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The U.S. Environmental Protection Agency, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (“CWA”), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (“EPA”) or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (“SDWA”) and the Underground Injection Control (“UIC”) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third-party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We or our third-party operators could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties. There can be no assurance that our defense of such claims will be successful. A successful claim against us or any of the third parties we contract with to conduct operations on our land could have an adverse effect on our business prospects, financial condition and results of operation.

While the testing of our mineral right exploration software system has been successful to date, there can be no assurance that we will be able to replicate the process, along with all of the expected economic advantages, on a large commercial scale.

As of the date of this offering circular, we have built and operated our mineral right exploration software system on a limited scale. While we believe that our development and testing to date has proven the concept of our software, there can be no assurance that as we commence large scale operations that we will not incur unexpected costs or hurdles that might restrict the desired scale of our intended operations or negatively impact our projected gross profit margin.

We do not currently own any intellectual property rights relating to our mineral right exploration software system and may be subject to competitors developing the same technology

As of the date of this offering circular, we do not own any intellectual property rights for any of our software used in our mineral rights exploration. We substantially rely on this software to identify profitable assets ahead of our competitors. If a competitor or anyone else replicates our software, then our business would materially suffer and our ability to repay any of our debts, including the obligations under the Bonds, may be affected.

Our mineral right exploration software system may infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions.

The applied science industry is characterized by frequent allegations of intellectual property infringement. Though we do not expect to be subject to any of these allegations, any allegation of infringement could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause suspension of operations or force us to enter into royalty, license, or other agreements rather than dispute the merits of such allegation. If patent holders or other holders of intellectual property initiate legal proceedings, we may be forced into protracted and costly litigation. We may not be successful in defending such litigation and may not be able to procure any required royalty or license agreements on acceptable terms or at all.

Our business is sensitive to the price of oil and timing of oil production, which may have an adverse effect on our ability to generate returns for investors.

We are in the business of purchasing mineral rights and non-operated working interests in land in the United States, including the rights to drill for oil and gas. A decline in oil prices can have an adverse effect on the value of our interests in the land which will materially and adversely affect our ability to generate cash flows and in turn our ability to make interest payments on the Bonds. Further, a slowdown in the timing of oil production may reduce our ability to collect lease payments from leaseholders, which could limit our ability to make interest and principal payments to Bondholders.

Our investments are focused on acquiring properties where oil production is either ongoing or imminent. Therefore, very few of our investments are expected to generate returns that substantially exceed our projections.

We focus on acquiring properties where oil production is ongoing or imminent, which provide predictable near-term cash flows. Less than ten percent (10%) of our total portfolio is expected to include investments with no current drill schedule, therefore investors should not expect our investments to generate returns that substantially exceed our current projections.

The continuing spread of a new strain of coronavirus (also known as the COVID-19 virus) may adversely affect our ability to generate revenues.

The World Health Organization has declared the spread of the COVID-19 virus a global pandemic, and the President of the United States has declared a national state of emergency in the United States in response to the outbreak. Considerable uncertainty still surrounds the COVID-19 virus and its potential effects, and the extent of and effectiveness of any responses taken on a national and local level. However, measures taken to limit the impact of this coronavirus, including social distancing and other restrictions on travel, congregation and business operation have already resulted in significant negative short-term economic impacts. The long-term impact of this coronavirus on the U.S. and world economies remains uncertain, but can result in long term infrastructure and supply chain disruption, as well as dislocation and uncertainty in the financial markets that could significantly and negatively impact the global, national and regional economies, the length and breadth of which cannot currently be predicted. Extended disruptions to the global economy is likely to cause fluctuations in oil prices and the timing of oil production, which could have a material adverse effect on our ability to generate cash flow, which in turn could limit our ability to pay interest on the Bonds.

 Any cybersecurity-attack or other security breach of our technology systems, or those of third-party vendors we rely on, could subject us to significant liability and harm our business operations and reputation.

Cybersecurity attacks and security breaches of our technology systems, including those of our clients and third-party vendors, may subject us to liability and harm our business operations and overall reputation. Our operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Cybersecurity risks could disrupt our operations, negatively impact our ability to compete and result in injury to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, our security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to our reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or our exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on our business, financial condition and results of operations.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $74,250,000 if we raise the Maximum Offering Amount, after deducting fees payable to our broker/dealer of record.

We plan to use substantially all of the net proceeds from this offering on continued acquisitions of mineral rights and non-operated working interests, as well as additional asset acquisitions. The table below demonstrates our anticipated uses of offering proceeds, but the table below does not require us to use offering proceeds as indicated. Our actual use of offering proceeds will depend upon market conditions, among other considerations. The numbers in the table are approximate.

	Maximum Offering Amount*
	Amount	Percent
Gross offering proceeds	$75,000,000	100%
Less offering expenses:
Selling commissions(1)	$750,000	1%

Net Proceeds(2)	$74,250,000	99%

*Amounts and percentages may vary from the above, provided that Selling Commission and expenses will not exceed 1% of gross offering proceeds.

(1)
This includes a broker-dealer fee of up to 1% of the gross proceeds of the offering. See “Plan of Distribution” for more information.
(2)
This assumes we sell the Maximum Offering Amount comprised of $75,000,000.

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 PLAN OF DISTRIBUTION

Who May Invest

As a Tier II, Regulation A offering, investors must comply with the 10% limitation on investment in the offering, as prescribed in Rule 251. The only investor in this offering exempt from this limitation is an accredited investor, an "Accredited Investor," as defined under Rule 501 of Regulation D. If you meet one of the following tests you qualify as an Accredited Investor:

(i)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse (or spousal equivalent) in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)
You are a natural person and your individual net worth, or joint net worth with your spouse (or spousal equivalent), exceeds $1,000,000 at the time you purchase the Bonds (please see below on how to calculate your net worth);

(iii)
You are an executive officer, director, trustee, general partner or advisory board member of the issuer or a person serving in a similar capacity as defined in the Investment Company Act of 1940, as amended, the Investment Company Act, or a manager or executive officer of the general partner of the issuer;

(iv)
You are an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or an exempt reporting adviser as defined in Section 203(l) or Section 203(m) of that act, or an investment adviser registered under applicable state law.

(v)
You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the Code, a corporation, a Massachusetts or similar business trust or a partnership or a limited liability company, not formed for the specific purpose of acquiring the Bonds, with total assets in excess of $5,000,000;

(vi)
You are an entity, with investments, as defined under the Investment Company Act, exceeding $5,000,000, and you were not formed for the specific purpose of acquiring the Bonds;

(vii)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958, any Rural Business Investment Company as defined in the Consolidated Farm and Rural Development Act of 1961 or a private business development company as defined in the Investment Advisers Act of 1940;

(viii)
You are an entity with total assets not less than $5,000,000 (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(ix)
You are a trust with total assets in excess of $5,000,000, your purchase of the Bonds is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Bonds;

(x)
You are a family client of a family office, as defined in the Investment Advisers Act, with total assets not less than $5,000,000, your purchase of the Bonds is directed by a person who has such knowledge and experience in financial and business matters that the family office is capable of evaluating the merits and risks of the prospective investment, and the family office was not formed for the specific purpose of investing in the Bonds;

(xi)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000; or

(xii)
You are a holder in good standing of certain professional certifications or designations, including the Financial Industry Regulatory Authority, Inc. Licensed General Securities Representative (Series 7), Licensed Investment Adviser Representative (Series 65), or Licensed Private Securities Offerings Representative (Series 82) certifications.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

Upon maturity, and subject to the terms and conditions described in this offering circular, the Bonds will be automatically renewed at the same interest rate and for the same term, unless redeemed upon maturity at our or your election. Each such renewal would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be either registered or conducted pursuant to an exemption from registration.

NOTE: For the purposes of calculating your net worth, Net Worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the donor or grantor is the fiduciary and the fiduciary directly or indirectly provides funds for the purchase of the Bonds.

Determination of Suitability

The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering have the responsibility to make every reasonable effort to determine that your purchase of Bonds in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

●
meet the minimum income and net worth standards set forth under “Plan of Distribution – Who May Invest ” above;

●
can reasonably benefit from an investment in the Bonds based on your overall investment objectives and portfolio structure;

●
are able to bear the economic risk of the investment based on your overall financial situation;

●
are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this offering circular of an investment in the Bonds; and

●
have apparent understanding of:

●
the fundamental risks of the investment;

●
the risk that you may lose your entire investment;

●
the lack of liquidity of the Bonds;

●
the restrictions on transferability of the Bonds; and

●
the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments as well as any other pertinent factors. The Selling Group Members and registered investment advisors recommending the purchase of Bonds in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Bonds is suitable and appropriate for you.

The Offering

We are offering a maximum offering amount of $75,000,000 aggregate principal amount of the Bonds to the public through our broker/dealer of record at a price of $1,000 per Bond. The offering will terminate on the earliest of: (i) the date we sell the Maximum Offering Amount; (ii) the third anniversary of the date of qualification of this offering statement; or (iii) such date upon which we determine to terminate the offering, in our sole discretion. Notwithstanding the previous sentence, we have the right to extend this offering beyond the third anniversary of the date of qualification for an additional year. If we do elect to extend the offering beyond the initial three-year term, then we will be required to file a new offering statement. In such a case, the new offering statement must be declared qualified before we will be able to continue the offering past the third anniversary of the date of initial qualification.

We have arbitrarily determined the selling price of the Bonds and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding Bonds.

The Bonds are being offered on a “best efforts” basis, which means generally that our broker/dealer of record is required to use only its best efforts to sell the Bonds and it has no firm commitment or obligation to purchase any of the Bonds. The offering will continue until the offering termination. We will conduct closings on the first and third Thursday of each month assuming there are funds to close, until the offering termination. If either day falls on a weekend or holiday, the closing will be conducted on the next business day. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur two business days following each closing date. Two business days after the closing date, offering proceeds for that closing will be disbursed to us and the Bonds purchased will be issued to the investors in the offering. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber. The offering is being made on a best-efforts basis through Dalmore Group, our broker/dealer of record.

Broker-Dealer and Compensation We Will Pay for the Sale of the Bonds

Our broker/dealer of record will receive a broker-dealer fee of up to 1% of the gross proceeds of the offering (“Broker-Dealer Fee”). The Broker-Dealer fee will be paid to Dalmore Group as our broker/dealer of record. Total underwriting compensation to be received by or paid to participating FINRA member broker-dealers, including, without limitation, the broker-dealer fee, will not exceed 1% of proceeds raised with the assistance of those participating FINRA member broker-dealers. In addition, we have paid Dalmore Group a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore Group, such as, among other things, preparing the FINRA filing. In addition, we will pay a $20,000 consulting fee that will be due after FINRA issues a “No Objection Letter”.

Set forth below are tables indicating the estimated compensation and expenses that will be paid in connection with the offering to our broker/dealer of record.

	Per Bond	Maximum Offering Amount
Offering:
Price to investor:	$1,000.00	$75,000,000
Less broker-dealer fee:	$10	$750,000
Remaining Proceeds:	$990	$74,250,000

We have agreed to indemnify our broker/dealer of record, the Selling Group Members and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In accordance with the rules of FINRA, the table above sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us in connection with the offering. The amounts shown assume we sell all the Bonds offered hereby and that all Bonds are sold in the offering with the maximum wholesaling fee, which is the distribution channel with the highest possible selling commissions and fees.

It is illegal for us to pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to such advisor to advise you to purchase the Bonds; however, nothing herein will prohibit a registered broker-dealer or other properly licensed person from earning a sales commission in connection with a sale of the Bonds.

Discounts for Bonds Purchased by Certain Persons

We may pay reduced or no Broker-Dealer Fees in connection with the sale of Bonds in this offering to:

●	registered principals or representatives of our dealer-manager or a participating broker (and immediate family members of any of the foregoing persons);
●
our employees, officers and directors or those of our manager, or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons), any benefit plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

●
clients of an investment advisor registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); or

●	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the Broker-Dealer Fees may elect not to accept all or a portion of such compensation. In that event, such Bonds will be sold to the investor at a per Bond purchase price, net of all or a portion of selling commissions. All sales must be made through a registered broker-dealer participating in this offering, and investment advisors must arrange for the placement of sales accordingly through the broker/dealer of record. The net proceeds to us will not be affected by reducing or eliminating Broker-Dealer Fees payable in connection with sales to or through the persons described above. Purchasers purchasing net of some or all of the Broker-Dealer Fees will receive Bonds in principal amount of $1,000 per Bond purchased.

Either through this offering or subsequently on any secondary market, affiliates of our Company may buy Bonds if and when they choose. There are no restrictions to these purchases. Affiliates that become Bondholders will have rights on parity with all other Bondholders.

How to Invest

Subscription Agreement

All investors will be required to complete and execute a subscription agreement. The subscription agreement is available from your registered representative or financial adviser and should be delivered to Phoenix American Financial Services, Inc., Attn: Lindsey Wilson, P.O. Box 363, El Segundo, CA 90245, together with payment in full by check, ACH or wire of your subscription purchase price in accordance with the instructions in the subscription agreement. All checks should be made payable to “UMB Bank as trustee for Phoenix Capital Group Holdings, LLC.” We will hold closings on the first and third Thursday of each month assuming there are funds to close. Once a subscription has been submitted and accepted by the Company, an investor will not have the right to request the return of its subscription payment prior to the next closing date. If subscriptions are received on a closing date and accepted by the Company prior to such closing, any such subscriptions will be closed on that closing date. If subscriptions are received on a closing date but not accepted by the Company prior to such closing, any such subscriptions will be closed on the next closing date. It is expected that settlement will occur on the same day as each closing date. If the Company is dissolved or liquidated after the acceptance of a subscription, the respective subscription payment will be returned to the subscriber.

By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Bonds for your own account and that your rights and responsibilities regarding your Bonds will be governed by the Indenture and the form of Bond certificate each included as an exhibit to this offering circular.

Book-Entry, Delivery and Form

The Bonds purchased will be registered in book-entry form only on the books and records of UMB Bank, N.A. in the name of Phoenix American Financial Services, Inc. as record holder of such Bonds for the benefit of such direct purchasers.  The ownership of Bonds will be reflected on the books and records of UMB Bank, N.A. in the name of Phoenix American Financial Services, Inc. as record holder of such Bonds for the benefit of such direct purchasers.

So long as nominees, as described above, are the registered owners of the certificates representing the Bonds, such nominees will be considered the sole owners and holders of the Bonds for all purposes and the Indenture. Owners of beneficial interests in the Bonds will not be entitled to have the certificates registered in their names, will not receive or be entitled to receive physical delivery of the Bonds in definitive form and will not be considered the owners or holders under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. A Purchaser owning a Bond directly registered with Phoenix American will directly exercise its rights as a Bondholder. As a result all references in this offering circular to payments and notices to Bondholders will refer to payments and notices to Bondholders through UMB Bank, N.A. in accordance with its applicable procedures.

 Phoenix American Financial Services, Inc.

All Bonds will be registered in book-entry form only on the books and records of UMB Bank, N.A. in the name of Phoenix American Financial Services, Inc. as record holder of such Bonds for the benefit of such direct purchasers. Beneficial owners registered through Phoenix American will receive written confirmation from Phoenix American Financial Services, Inc. upon closing of their purchases. Transfers of Bonds registered to Phoenix American will be accomplished by entries made on the books of UMB Bank, N.A. at the direction of Phoenix American acting on behalf of its beneficial holders.

Book-Entry Format

Under the book-entry format, UMB Bank, N.A., as our paying agent, will pay interest or principal payments to Phoenix American. Phoenix American will forward payments directly to beneficial owners of Bonds registered to Phoenix American. You may experience some delay in receiving your payments under this system. Neither we, the trustee, nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Bonds to owners of beneficial interests in the certificates.

We and the trustee under the Indenture have no responsibility for any aspect of the actions of Phoenix American. In addition, we and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by Phoenix American relating to or payments made on account of beneficial ownership interests in the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a Bondholder under the Indenture, and you can only exercise the rights of a Bondholder indirectly through Phoenix American. If the global bond certificate representing your Bonds is held by Phoenix American, conveyance of notices and other communications by the trustee to the beneficial owners, and vice versa, will occur via Phoenix American. The trustee will communicate directly with Phoenix American, which will communicate directly with the beneficial owners.

The Trustee

UMB Bank, N.A. has agreed to be the trustee under the Indenture. The Indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us and our affiliates.

The Indenture provides that in case an event of default specified in the Indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee.

The trustee may resign at any time or may be removed by the holders of a majority of the principal amount of then-outstanding Bonds. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee, we may remove the trustee, or a court of competent jurisdiction may remove the trustee, upon petition of a holder of certificates. However, no resignation or removal of the trustee may become effective until a successor trustee has been appointed.

We are offering the Bonds pursuant to an exemption to the Trust Indenture Act of 1939, or the Trust Indenture Act. As a result, investors in the Bonds will not be afforded the benefits and protections of the Trust Indenture Act. However, in certain circumstances, the Indenture makes reference to the substantive provisions of the Trust Indenture Act.

Registrar and Paying Agent

We have designated UMB Bank, N.A. as paying agent and Phoenix American Financial Services, Inc., a California corporation as co-paying agent in respect of Bonds registered to it as record holder. UMB Bank, N.A. will also act as trustee under the Indenture and registrar for the Bonds. As such, UMB Bank, N.A. will make payments on the Bonds to Phoenix American (who will forward such payments to the applicable Bondholders). The Bonds will be issued in book-entry form only, evidenced by global certificates, as such, payments are being made to Phoenix American.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Phoenix Capital Group Holdings, LLC “Phoenix” was formed in the state of Delaware on April 23, 2019. As of the date of this offering circular, the Company conducts operations from three physical offices located in Hermosa Beach, CA, Littleton, CO, and Casper, WY respectively.

Phoenix developed a software platform in 2019 to identify, analyze, underwrite, and formally transact in the purchasing of mineral royalty assets. Mineral royalties are contractual obligations at defined royalty rates between an operator that acts as a payor, and a mineral owner. Upon completion of an acquisition, Phoenix becomes the beneficiary of this contract royalty payment., as the mineral owner of record. With respect to the technology platform, the software is used solely for the internal benefit of Phoenix and is not currently licensed to any 3rd party. The analytics driven; automated system incorporates data sets from multiple 3rd party sources through custom API’s that call in refreshed data every 24 hours. Within the system, various dashboards can be accessed to analyze and review granular data sets at the asset level. Internal underwriting criteria generate offers to purchase assets furnished to the Phoenix sales and marketing team based on a discounted cash flow model driven by conservative estimates and inputs as a function of the data analysis and management inputs and assumptions.

Since inception, Phoenix has acquired over 640 different mineral assets of which roughly 400 remain owned by the Phoenix as of the time of the offering circular. Assets that were disposed of were conveyed principally to private equity firms who operate in the vibrant, liquid secondary market.

As of the date of this offering circular, the Company database has nearly 30,000 individual records in the current markets of interest which are comprised of the key basins in North Dakota, Montana, Wyoming, Colorado, and Texas. The software can incorporate data sets form any basin within the United States, however the addressable market in the focus regions alone is more than sufficient to create significant scale. However, management does anticipate expanding beyond these regions over time.

Phoenix is a private, family and employee-owned company.

COVID-19

During the pandemic of 2020, Phoenix implemented an employee safety plan and allowed all employees to work remotely to ensure team member health and safety. No material detriment to operations was experienced though the utilization of the remote operating infrastructure. As of the date of this offering circular, all Phoenix office facilities are back to in-person operations.

During the pandemic of 2020, the oil and gas market experienced exacerbated commodity volatility. This fluid environment presented unique opportunities for Phoenix to acquire assets at deeply discounted prices and the Company reported record net income in its 2nd year of operations. While long term depressed oil prices would have a detrimental impact on operating results, short term volatility can be mitigated through opportunistic acquisitions and flexible fixed overhead.

Operating Results

For the six month periods ended June 30, 2021 and 2020

Beginning in Q4 2020 and effectuated throughout the first half of 2021, the Company strategically moved away from a transactional business model towards its long-term objective of a buy-and-hold model. The buy-and-hold model achieves a much greater IRR for the Company and its investors over the long-term and will be the Company’s primary objective going forward. This strategy was made possible through the partnerships the Company had forged with financial institutions and unsecured debtors.

Revenue

The shift away from a gain on sale model towards a buy-and-hold model significantly reduced gain on sale revenue in the six months ended June 30, 2021 in comparison to the same period in 2020 ($207,656 and $2,012,037, respectively). Royalty revenues, however, significantly increased in the same period in 2021 in comparison to 2020, as was expected by the change in strategy ($5,336,850 and $3,064,521, respectively). The top-line revenue gain from 2020 to 2021 was approximately 10%. Management is confident revenues will grow at a much faster pace going forward as additional assets are being added to the portfolio and continue to generate compounding revenue streams, opposed to the transactional gain on sale activity.

Operating Expenses

The Company recorded operating expenses of $4,158,024 in the six-month period ended June 30, 2021, in comparison to $2,759,696 in the same period in 2020. The increases in period over period operating expenses were driven by increased personnel expense, general increased overhead expenses, increased sales and marketing expenditures, and associated professional fees and expenses. The operating expenses of the company will continually grow in relation to assets in the portfolio due to the relational manner of mineral rights royalties to depletion and various oil and gas taxes and expenses (owner deductions, severance taxes and ad valorem taxes).

Net Income

The Company recorded a net income of $1,079,496 in the six-month period ending June 30, 2021 and $2,316,770 for the six-month period ending June 30, 2020. The decrease in net income is due to the reduction of gain on sale activity. The buy-and-hold strategy will increase net income in future periods as opposed to the immediate realization of the gain on sale using a divestiture model

For the twelve month period ended December 31, 2021 and the period from inception (April 23, 2019) through December 31, 2020

Revenue

The Company recorded revenue of $194,286 for the year ending December 31, 2019 vs. $8,547,250 for the year ending December 31, 2020. Year over year increases were primarily the result of minimal operating activity in 2019 vs 2020 due to date of inception and market penetration in conjunction with growing market acceptance and sales and marketing initiatives in 2020.

Operating Expenses

The Company recorded operating expenses of $555,706 in the year ending December 31, 2019 vs. operating expenses of $6,593,345 for the year ending December 31, 2020. The increases in year over year operating expenses were driven by increased personnel expense, general increased overhead expenses, increased sales and marketing expenditures, and associated professional fees and expenses.

Net Income

The Company recorded a net income of ($361,618) in the year ending December 31, 2019 vs. net income of $1,842,577 for the year ending December 31, 2020. The increase in net income was driven by increased accretive acquisition activity in conjunction with gain on sale transactions.

Capital Expenditures and Commitments

For the six months ending June 30, 2021, capital expenditures consisted of increased overhead for staff and contractors in conjunction with continued capital deployment into mineral asset acquisition. In addition, ongoing investments into the technology platform were deployed. No material investments or commitments were made with respect to anything outside of the continued operational growth of the Company. No investments or commitments were made with respect to property, plant, and equipment (“PPE”).

Liquidity and Capital Resources

As of December 31, 2020, the Company had cash on hand of $169,982 and undrawn lending capacity of $1,000,000. As of June 30, 2021, the Company had cash on hand of $201,157 and undrawn lending capacity of $5,060,000. The Company currently has a credit facility with Cortland Credit Lending Corporation including a term loan of $5,000,000 and a revolving line of credit with an initial revolver commitment of $13,000,000. See “General Information About Our Company – Current Indebtedness” for more information.

The Company, from time to time, has engaged in private placement offerings of securities, including unsecured debt. As of June 30, 2021, the Phoenix notes payable balance was $1,960,231. Phoenix intends to continue to rely on its cash from operations and ability to incur additional indebtedness for its short and long term liquidity.

Plan of Operations

Phoenix Capital Group Holdings plans on engaging in the continued acquisition of mineral assets over the course of the next 12 months. In the opinion of management, based on historical profitability, positive cash flows, and the prospective investment, that the aggregate liquidity resources available to the Company are sufficient to meet it’s ongoing and prospective capital needs to continue to execute the business plan. Fixed overhead is not anticipated to materially increase, and resources from this offering and those available from organic and existing sources, will largely be deployed in the continued purchase of mineral assets. The Company, may, at the discretion of management, introduce a hedging strategy to insure that exposure to commodity fluctuations is mitigated as the portfolio is scaled. There are no plans, at this time, to make any material changes to the day to day operational focus.

Trend Information

While 2020 represented a period of tremendous volatility due to both commodity prices and COVID-19, the Company was able to perform extremely well and generate year over year increases in revenue and profitability. While the underlying focus of the business has always been to focus on acquiring predictable cash flowing mineral assets, 2020 marked a favorable evolution in the overall Company strategy. Phoenix was able to migrate the majority of its acquisitions to “buy and hold” vs. “gain on sale” activity largely due to increased liquidity and organic cash flow deployment. The buy and hold strategy generates longer lifetime value and more consistent, predictable cash flows over time rather than larger single transactions that generate a gain on sale gross profit. It is anticipated that this trend will continue sequentially to a basis by which the Company has insignificant selling activity. Additionally, commodity prices have become more stable which has a net positive impact on the financial performance of the Company

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GENERAL INFORMATION ABOUT OUR COMPANY

Our Company

Phoenix Capital Group Holdings, LLC, a Delaware limited liability company, (the “Company”) was formed on April 23, 2019, to purchase mineral rights and non-operated working interests in the United States, primarily in the Williston Basin, the Permian Basin and the DJ Basin, using the Company’s proprietary software system to identify unique opportunities. Although the Company has targeted specific regions, we are agnostic to geography and look to focus exclusively on the best “bang for the buck” when determining which assets to buy. The more area the Company can cover, the more we can ensure we are achieving the optimal return for invested capital.

The Company focuses on assets that present high near-term predictable cashflow. This analysis includes the geography of the asset, the probability of future oil wells and predictability of both the timing and value of the cashflow. Using the proprietary software that the Company has developed internally, the Company is typically able to achieve an average payback period of 18-24 months on assets it buys. Additionally, the Company employs a tax-efficient strategy of offsetting royalty income through use of intangible drilling costs (non-operated working interests).

We have developed have developed a highly customized and proprietary software platform built around the well-known customer relationship management (“CRM”) program Salesforce. Customized inputs pull in detailed land and title data, well level data including operator, production metrics, well status, date of all activities well specific activities, and historical reporting. Separately, a discounted cash flow model, using management inputs for discount rate and the price of oil, are used in an underwriting function to price assets. Various application programming interfaces (“APIs”) pull data from 3rd party databases and aggregate them into a dashboard with various levels of permission for our team. These APIs call-in refreshed data each night at midnight, so the dynamic nature of the system creates efficiency on a day-to-day basis. In function, this tool provides our sales and marketing team with a summary version of assets to prospect for acquisition. These assets are graded internally based on management’s desired target criteria for high probability of high near-term cash flows. A daily acquisition price is furnished to the sales team so that the sales team is informed as to the maximum price that we are willing to offer in any prospective transaction. Interested prospects then go through an automated document request using the Salesforce workflow, which distributes the opportunities to our operations team for the preparation of an offering and sale package. The offering and sale package is then delivered to the prospective seller. Using the CRM features, the sales team is able to record all notes in real time and each opportunity can be tracked from its original data upload through the lifecycle of the sales process. While the data inputs are largely based on public information, considerable customization and coding has been done specific to what we desire from the tool. This aggregate, niche, scalable software platform is specific to us and there is no known competitive product. As such, the software creates considerable intrinsic value to operational efficiencies, however, also has de-facto value should it ever be licensed or sold. We currently have no intention of licensing nor selling the software.

The Company does not own any copyright, patent rights or any other intellectual property rights regarding its customized software platform; however, the Company believes the investment of significant monetary and intellectual resources have created a proprietary software platform that would be difficult to replicate. See “Risk Factors – Risks Related to Our Business and Industry.”

Organizationally, the Company is broken into five departments made up of land and title, operations, technology, sales and marketing, and finance. Each business unit collaborates both internally and with the other departments to create both autonomy and a team environment. The Company maintains a combined domestic headcount of 30 employees and contractors and has a satellite contract facility in Pakistan with a headcount of 12.

Our Properties

Wells

The following table sets forth information about the wells in which we have a mineral or royalty interest as of December 31, 2020:

	Well Count
Basin or Producing Region	Gross	Net
Bakken/Williston Basin	683	0.75
DJ Basin/Rockies/Niobrara	23	1.95
Permian Basin	19	0.08
Total	725	2.78

Oil and Natural Gas Data

Evaluation and Review of Estimated Proved Reserves

Our historical reserve estimates as of December 31, 2020 were prepared by Curtis Allen, our Chief Financial Officer.

Kris Woods, our Chief Technology Officer, along with input from Curtis Allen, worked closely with petroleum engineers and reserve engineers to create and tune the internal software to estimate the reserves of our holdings. This software is the basis of both the Company’s preliminary underwriting criteria and the basis of the reserves estimates.

Following the completion of this offering, we anticipate that Mr. Allen will continue to be primarily responsible for the preparation of our reserves. In addition, we anticipate that the preparation of our proved reserve estimates are completed in accordance with internal control procedures, including the following:

●
review and verification of historical production data, which data is based on actual production as reported by the operators of our properties;

●
preparation of reserve estimates by Mr. Allen or under his direct supervision;

●
review by Mr. Allen of all of our reported proved reserves at the close of calendar year, including the review of all significant reserve changes and all new proved undeveloped reserves additions;

●
verification of property ownership by our land department; and

●
no employee's compensation is tied to the amount of reserves booked.

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a "high degree of confidence that the quantities will be recovered." All of our proved reserves as of December 31, 2020 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. The proved reserves for our properties were estimated by performance methods, analogy or a combination of both methods. All proved producing reserves attributable to producing wells were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of available historical production and pressure data. All proved developed non-producing reserves were estimated by the analogy method.

Summary of Estimated Proved Reserves

The following table presents our estimated proved oil and natural gas reserves as of December 31, 2020:

Estimated proved developed reserves	December 31, 20201
Oil (Bbl)	388,930
Natural Gas (Mcf)	785,041
Total (Boe)(6:1)2	519,770
Estimated proved undeveloped reserves
Oil (Bbl)	-
Natural Gas (Mcf)	-
Total (Boe)(6:1)2	-
Estimated proved reserves
Oil (Bbl)	388,930
Natural Gas (Mcf)	785,041
Total (Boe)(6:1)2	519,770
Percent proved developed	100%

(1) Estimates of reserves as of December 31, 2020 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the year ended December 31, 2020, in accordance with SEC guidelines applicable to reserve estimates as of the end of such period. The unweighted arithmetic average first day of the month prices were $47.02 per Bbl for oil and $1.75 per MMBtu for natural gas at December 31, 2020. Reserve estimates do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, production costs and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

(2) Estimated proved reserves are presented on an oil-equivalent basis using a conversion of six Mcf per barrel of "oil equivalent." This conversion is based on energy equivalence and not price or value equivalence. If a price equivalent conversion based on the twelve-month average prices for the year ended December 31, 2020 was used, the conversion factor would be approximately 26.9 Mcf per Bbl of oil. In this prospectus, we supplementally provide "value-equivalent" production information or volumes presented on an oil-equivalent basis using a conversion factor of 25 Mcf of natural gas per barrel of "oil equivalent," which is the conversion factor we use in our business.

The foregoing reserves are all located within the continental United States. Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing, and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices, and future production rates and costs. Please read "Risk Factors."

Estimated Proved Undeveloped Reserves

The Company does not estimate the quantity or perceived cashflow of proved undeveloped reserves for financial reporting purposes. The Company does not have the ability to accurately estimate when or if undeveloped reserves under its holdings will be extracted and instead takes the conservative approach of only estimating the reserves that are either currently producing or have a clear line of sight to being extracted. The Company’s management believes its lack of control over the timing and extent of the extraction of undeveloped reserves makes estimating these reserves inapplicable and immaterial to its business and operations.

Oil and Natural Gas Production Prices and Production Costs

Production and Price History

The following table sets forth information regarding production of oil and natural gas and certain price and cost information for each of the periods indicated: for the company and the selected geographic areas which represent each field that contains 15% or more of the company’s total proved reserves.

	Six Months Ended	Year Ended December 31,
Company	June 30, 2021	2020	2019
Production Data:
Oil (Bbl)	66,711	122,538	493
Natural Gas (Mcf)	133,422	245,076	986
Total (Boe)(6:1) 1	88,948	163,384	657
Average daily production (Boe/d)(6:1)	491	448	3
Average Realized Prices:
Oil (Bbl)	$ 62.41	$ 45.87	$ 54.66
Natural Gas (Mcf)	$ 1.87	$ 0.68	$ 1.29
Average Unit Cost per Boe (6:1):
Production and ad valorem taxes	$ 3.88	$ 3.22	$ 2.43

(1) "Btu-equivalent" production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of "oil equivalent," which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

	Six Months Ended	Year Ended December 31,
DJ Basin / Rockies / Niobrara	June 30, 2021	2020	2019
Production Data:
Oil (Bbl)	12,668	25,731	#REF!
Natural Gas (Mcf)	17,837	42,202	#REF!
Total (Boe)(6:1) 1	15,641	32,764	657
Average daily production (Boe/d)(6:1)	86	90	3
Average Realized Prices:
Oil (Bbl)	$ 62.88	$ 46.15	$ 54.66
Natural Gas (Mcf)	$ 1.81	$ 0.61	$ 1.29
Average Unit Cost per Boe (6:1):
Production and ad valorem taxes	$ 3.65	$ 3.18	$ 2.43

(1) "Btu-equivalent" production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of "oil equivalent," which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

	Six Months Ended	Year Ended December 31,
Bakken / Williston Basin	June 30, 2021	2020	2019
Production Data:
Oil (Bbl)	46,965	96,241	-
Natural Gas (Mcf)	105,403	202,286	-
Total (Boe)(6:1) 1	64,532	129,956	-
Average daily production (Boe/d)(6:1)	357	356	-
Average Realized Prices:
Oil (Bbl)	$61.98	$44.49	$-
Natural Gas (Mcf)	$2.05	$0.72	$-
Average Unit Cost per Boe (6:1):
Production and ad valorem taxes	$4.02	$3.45	$-

(1) "Btu-equivalent" production volumes are presented on an oil-equivalent basis using a conversion factor of six Mcf of natural gas per barrel of "oil equivalent," which is based on approximate energy equivalency and does not reflect the price or value relationship between oil and natural gas.

Productive Wells

Productive wells consist of producing wells, wells capable of production, and exploratory, development, or extension wells that are not dry wells. As of December 31, 2020, we owned mineral or royalty interests in 725 gross productive wells and 2.78 net productive wells, all of which are primarily oil wells which produce natural gas and natural gas liquids as well.

Drilling Results

As of December 31, 2019, the operators of our properties had drilled 177 gross productive development wells (.07 net productive wells) on the acreage underlying our mineral and royalty interests. In addition to the 177 gross productive wells, 10 gross (.001 net) wells are either drilled or completed awaiting first production. As of December 31, 2020, the operators of our properties had drilled 657 gross (2.61 net) productive development wells on the acreage underlying our mineral and royalty interests. In addition to the 657 gross productive wells, 68 gross (.17 net) wells are either drilled or completed awaiting first production. As a holder of mineral and royalty interests, we generally are not provided information as to whether any wells drilled on the properties underlying our acreage are classified as exploratory. We are not aware of any dry holes drilled on the acreage underlying our mineral and royalty interests during the relevant periods.

Acreage

The following table sets forth information relating to the acreage underlying our interests as of December 31, 2020:

	Interests 1
State	Developed Acreage	Undeveloped Acreage	Total Acreage
North Dakota	133,049	34,542	167,591
Colorado	2,559	3,838	6,397
Texas	2,557	1,279	3,836
	138,1652	39,659 3	177,824

(1) Includes both mineral and nonparticipating royalty interest and non-operated working interests.

(2) Reflects interest in approximately 138,165 total gross (1,115 net) developed acres.

(3) Reflects interest in approximately 39,659 total gross (391 net) undeveloped acres.

As of December 31, 2020, approximately 263 of our net undeveloped acreage were subject to leases. Of this undeveloped acreage, approximately 129.76 net acreage was subject to a lease expiring in March 2024, approximately 46.12 net acreage was subject to a lease expiring in August 2023 and approximately 31.09 net acreage was subject to a lease expiring in November 2022. No other lease on undeveloped land exceeded ten acres.

Current Indebtedness

We entered into a Credit Agreement on October 28, 2021 (the “Credit Agreement”) with Cortland Credit Lending Corporation (“Cortland”) which provides for a term loan and revolving line of credit. The Term Loan provided for in the Credit Agreement includes a commitment of $5,000,000 (the “Cortland Term Loan”) which matures on October 28, 2022, subject to two one-year extensions at the discretion of Cortland, and bears interest at a rate of the greater of (a) 10.50% and, (b) the TD Bank US Prime Rate, plus 7.25%. The line of credit provided for in the Credit Agreement permits borrowings up to the lesser of (a) $13,000,000 and (b) a formula based on the value of the collateral securing the debt (the “Cortland LOC”). As of the date of this offering circular, we are permitted to borrow up to $13,000,000 under the Cortland LOC and currently have $13,000,000 outstanding. The Cortland Term Loan and Cortland LOC are secured by all of the property and assets owned by the Company. The Cortland Term Loan may only be used to re-finance our prior loan arrangements, and the Company utilized the full $5,000,000, in addition to amounts borrowed under the Cortland LOC, to pay off all of the Company’s previous debt outstanding prior to its entry into the Credit Agreement. The Bonds are subordinated in the right of payment to the Cortland Term Loan and Cortland LOC. See “Description of Bonds – Ranking” for more information. The Credit Agreement contains provisions, representations, warranties, covenants and indemnities that are customary and standard for secured debt. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as an exhibit to the offering statement, of which this offering circular is a part.

We are currently offering up to $6,000,000 of unsecured notes in an offering exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506(c) of Regulation D promulgated thereunder (the “Unsecured Notes”). As of the date of this offering circular, we have sold an aggregate principal amount of approximately $4,600,231 of the Unsecured Notes. The Unsecured Notes have maturities ranging from December 2021 to March 2025 and interest rates ranging from 7.5% to 15.0%. The Company intends to terminate its offering of the Unsecured Notes in connection with this Offering.

Market Opportunity

We focus on specific subsets of mineral assets in the United States. From a market perspective, we focus on high attractive and defined basins, currently serviced by top tier operators, with assets that we believe will generate high near-term cash flow. All the assets which we seek to acquire are purchased at attractive price points and have a liquidity profile that is desirable in the secondary market. The assets we seek to acquire have near term payback and long-term residual cash flow upside.

Business Strategy

We have a developed a process for the identification, acquisition and monetization of our assets. Below is a general illustration of our process:

1.
Our proprietary software provides market intelligence to identify and rank potential assets. We believe this is our core competitive advantage because we are able to identify and unlock value with our proprietary technology that may otherwise be missed.

2.
We make contact with the owner of the asset and begin the conversation on how we can help unlock value of the property for the owner.

3.
We provide the potential seller with a packet detailing the Company, industry data, property valuation and an all-cash offer based on the valuation.

4.
Our sales team engages the potential seller to discuss the terms of the sale and the value of the property.

5.
We handle the closing of the property and the property is migrated to our portfolio.

6.
We utilize our land rights to immediately extract natural resources from the property using our trusted third-party operator network. Our proprietary technology, which originally identified the potential natural resource capability of the land, allows us to immediately create cash flow from the property through the extraction of the natural resource using the operator.

7.
We collect a portion of the revenue generated from the natural resources extracted and sold by the third-party operator. Our share of the revenue depends on the type of asset, either mineral rights or non-operated working interests, and our contract with the third-party operator.

8.
We continue to operate the property to extract the minerals through third-party operators until we decide to sell the property rights typically for many multiples than our original purchase price.

Separate from the ordinary royalty income assets, we maintain a structural discipline to participate in non-operated working interests, in part for their tax benefits. Due to favorable IRS treatment, marrying this asset class to our pure royalty income creates an augmented “write off” strategy whereby the balanced portfolio effectively creates little to no annual taxable income. The Company is data driven. The Company’s software platform applies managements criteria to catalogs of data points to automate 95% of business functions while also allowing for robust reporting. The goal is to give the sales and marketing team the best information, quickly, to execute on managements acquisition strategy targeting high value assets. The system allows for adjusted focus based on size and region very efficiently as the Company grows and scales into new markets and price-points using the same fundamental underlying guidelines. Functionally, these transactions are very similar to traditional real estate transactions with respect to the mechanics. A seller agrees to sell to us, a purchase and sale agreement is executed, earnest money is conveyed, manual diligence and title review is conducted as an audit function prior to closing. Upon closing the funds are conveyed to the seller and the title is recorded in the respective jurisdiction by us. At this point, the operator is directed to convey all future payments to us at the defined rate. In most cases, our interaction with the operator is more administrative and clerical in nature unless it is a working interest or an alternative scenario. Assets can produce for upwards of 20 years however there is a considerable regression/depletion curve that commences over the life of the asset. As such, we tend to focus on wells that have recently began producing, or are likely to have new production in the near term. we focus on a closed loop process from discovery to acquisition to long term balance sheet ownership. The recurring nature of these cash flows allows for considerable scale without material increases in fixed overhead.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Bonds, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury regulations issued under the Code, or collectively the Treasury Regulations, the legislative history of the Code, IRS rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a Bondholder. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such Bondholder’s particular circumstances or to Bondholders subject to special rules, including, without limitation:

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a broker-dealer or a dealer in securities or currencies;

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an S corporation;

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a bank, thrift or other financial institution;

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a regulated investment company or a real estate investment trust;

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an insurance company

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a tax-exempt organization;

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a person subject to the alternative minimum tax provisions of the Code;

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a person holding the Bonds as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

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a partnership or other pass-through entity;

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a person deemed to sell the Bonds under the constructive sale provisions of the Code;

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a U.S. person whose “functional currency” is not the U.S. dollar; or

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a U.S. expatriate or former long-term resident.

In addition, this discussion is limited to persons that purchase the Bonds in this offering for cash and that hold the Bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.

As used herein, “U.S. Holder” means a beneficial owner of the Bonds that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the U.S.;

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a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Bonds, the tax treatment of an owner of the entity generally will depend upon the status of the particular owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. federal income tax purposes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the Bonds.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Bonds or that any such position would not be sustained.

THIS SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

U.S. Holders

Interest

U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Bonds in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of a Bond equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefore (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Bond. A U.S. Holder’s adjusted tax basis in a Bond (or a portion thereof) generally will be the U.S. Holder’s cost therefore decreased by any payment on the Bond other than a payment of qualified stated interest. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Bond has been held for more than one year, such capital gain may be subject to reduced federal income tax rates. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

Certain individuals, trusts and estates are subject to a Medicare tax of 3.8% on the lesser of (i) ”net investment income,” or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Bonds, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the Medicare tax on their ownership and disposition of Bonds in light of their individual circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives interest and principal payments on the Bonds or proceeds upon the sale or other disposition of such Bonds (including a redemption or retirement of the Bonds). Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

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such holder fails to furnish its taxpayer identification number, or TIN, which, for an individual is ordinarily his or her social security number;

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the IRS notifies the payor that such holder furnished an incorrect TIN;

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in the case of interest payments such holder is notified by the IRS of a failure to properly report payments of interest or dividends;

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in the case of interest payments, such holder fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that it is subject to backup withholding; or

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such holder does not otherwise establish an exemption from backup withholding.

A U.S. Holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders are encouraged to consult their tax advisors.

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ERISA CONSIDERATIONS

The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of the Code that may be relevant to a prospective investor, including plans and arrangements subject to the fiduciary rules of ERISA and plans or entities that hold assets of such plans (“ERISA Plans”); plans and accounts that are not subject to ERISA but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh plans, and medical savings accounts (together with ERISA Plans, “Benefit Plans” or “Benefit Plan Investors”); and governmental plans, church plans, and foreign plans that are exempt from ERISA and the prohibited transaction provisions of the Code but that may be subject to state law or other requirements, which we refer to as Other Plans. This discussion does not address all the aspects of ERISA, the Code or other laws that may be applicable to a Benefit Plan or Other Plan, in light of their particular circumstances.

In considering whether to invest a portion of the assets of a Benefit Plan or Other Plan, fiduciaries should consider, among other things, whether the investment:

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will be consistent with applicable fiduciary obligations;

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will be in accordance with the documents and instruments covering the investments by such plan, including its investment policy;

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in the case of an ERISA plan, will satisfy the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other provisions of the Code and ERISA;

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will impair the liquidity of the Benefit Plan or Other Plan;

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will result in unrelated business taxable income to the plan; and

●
will provide sufficient liquidity, as there may be only a limited or no market to sell or otherwise dispose of our Bonds.

ERISA and the corresponding provisions of the Code prohibit a wide range of transactions involving the assets of the Benefit Plan and persons who have specified relationships to the Benefit Plan, who are “parties in interest” within the meaning of ERISA and, “disqualified persons” within the meaning of the Code. Thus, a designated plan fiduciary of a Benefit Plan considering an investment in our shares should also consider whether the acquisition or the continued holding of our shares might constitute or give rise to a prohibited transaction. Fiduciaries of Other Plans should satisfy themselves that the investment is in accord with applicable law.

Section 3(42) of ERISA and regulations issued by the Department of Labor, or DOL, provide guidance on the definition of plan assets under ERISA. These regulations also apply under the Code for purposes of the prohibited transaction rules. Under the regulations, if a plan acquires an equity interest in an entity which is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless an exception from the plan asset regulations applies

We do not believe the DOL’s plan assets guidelines apply to our Bonds or our Company because our Bonds are debt securities and not equity interests in us.

If the underlying assets of our Company were treated by the Department of Labor as “plan assets,” the management of our Company would be treated as fiduciaries with respect to Benefit Plan Bondholders and the prohibited transaction restrictions of ERISA and the Code could apply to transactions involving our assets and transactions with “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code) with respect to Benefit Plan Bondholders. If the underlying assets of our Company were treated as “plan assets,” an investment in our Company also might constitute an improper delegation of fiduciary responsibility to our Company under ERISA and expose the ERISA Plan fiduciary to co-fiduciary liability under ERISA and might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, an excise tax equal to 15% of the amount involved would be imposed under the Code, with an additional 100% excise tax if the prohibited transaction is not “corrected.” Such taxes will be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan Bondholders subject to ERISA who permitted such prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, could be required to restore to the plan any losses suffered by the ERISA Plan or any profits realized by these fiduciaries as a result of the transaction or beach. With respect to an IRA or similar account that invests in our Company, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status. In that event, the IRA or other account owner generally would be taxed on the fair market value of all the assets in the account as of the first day of the owner’s taxable year in which the prohibited transaction occurred.

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DESCRIPTION OF BONDS

This description sets forth certain terms of the Bonds that we are offering pursuant to this offering circular. In this section we use capitalized words to signify terms that are specifically defined in the Indenture, by and between us and UMB Bank, N.A., as trustee, or the trustee. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this offering circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Indenture. We urge you to read the Indenture carefully and in its entirety because that document and not this summary defines your rights as a Bondholders. Please review a copy of the Indenture. The Indenture is filed as an exhibit to the offering statement, of which this offering circular is a part, at www.sec.gov. You may also obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the Indenture at the trustee’s corporate trust office at 928 Grand Blvd., 12th Floor, Kansas City, Missouri 64106.

Ranking

The Bonds are unsecured indebtedness of our Company and rank pari passu with our other unsecured indebtedness, including the Unsecured Notes (as defined herein). The Bonds would rank junior to any of our secured indebtedness including the indebtedness outstanding under our Cortland Term Loan and/or Cortland LOC.

Subordination

The indebtedness evidenced by the Bonds is subordinated to the prior payment in full of all debt outstanding under the Cortland Term Loan and Cortland LOC (collectively, the “Senior Debt”). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any Senior Debt or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting Cortland to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, the Company may not make any payments (including principal payments and interest payments) on the Bonds. In the event that any Bonds are declared due and payable before their maturity date, Cortland will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt before the Bondholders are entitled to receive any payment by the Company on account of the principal of or interest or other amounts due on the Bonds. In addition, upon any payment or distribution of assets upon any dissolution, winding-up, liquidation or reorganization of the Company, the payment of the principal of and interest and other amounts due on the Bonds will be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Debt. Because of this subordination, if the Company dissolves or otherwise liquidates, Bondholders may receive less, ratably, than Cortland. The Indenture also requires a standstill period whereby the Trustee, whether on its own accord or upon the request of the requisite number of Bondholders, must obtain the consent of Cortland, as lender under the Senior Debt, to pursue any remedies against the Company within sixty (60) days of an occurrence of an Event of Default (as defined in the Indenture). As a result, the Trustee, on behalf of the Bondholders, may not be able to exercise its right to seek any remedies upon an Event of Default which may result in Bondholders incurring losses that may have otherwise been avoided. See "Risk Factors - Risks Related to the Bonds and to this Offering" for more information.

Interest and Maturity

The Bonds will each be offered serially, over a maximum period of 3 years, starting from the date of qualification of the Offering Statement of which this Offering Circular is a part, with the sole difference between the series being their respective maturity dates. Each series of Bonds beginning with Series A will correspond to a particular closing. Each series of Bonds will mature on the third anniversary of the initial issuance date of such series. Interest on the Bonds will be paid to the record holders of the Bonds quarterly in arrears on January 25th, April 25th, July 25th and October 25th of each year, beginning on the first such date that corresponds to the first full quarter after the initial closing in the offering.

The Company may elect to extend the maturity date of the Bonds for up to two additional one-year periods in the Company’s sole discretion. If the Company elects to extend the maturity date of the Bonds, the Bonds will bear interest at 10.0% per annum during the first one-year extension period and will bear interest at 11.0% per annum during the second one-year extension period. Each such extension would constitute a new offering for the purpose of the registration requirements of the Securities Act and, as such, would be required to be registered or conducted pursuant to an exemption from registration. Any such subsequent offering conducted pursuant to Regulation A would count against the aggregate dollar limitations in Rule 251(a) of Regulation A. The Company and Bondholders may elect to redeem all or a portion of the Bonds according to the terms set forth herein.

With respect to the maturity or extension thereto of a Bond, the Company will send to the Trustee and each holder of such a Bond a notice of maturity, no more than 240 days and no less than 180 days prior to a maturity date for any Bond, notifying the holder of the Bond of the Bond’s pending maturity and that the maturity of the Bond will or will not be extended.

Manner of Offering

The offering is being made on a best-efforts basis through our broker/dealer of record. We reserve the right to conduct future sales through other Selling Group Members. Our broker/dealer of record will be required to purchase any of the Bonds.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our Company is required to make interest payments and principal payment as described in the Indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of the Company’s assets to fund the payments. We cannot guarantee that the proceeds from any such sale will be sufficient to make the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation as further described under the Indenture.

Optional Redemption at Election of Bondholder

The Bonds will be redeemable at the election of the Bondholder beginning anytime following the last issuance date of the series of Bonds held by the Bondholder, or the Optional Redemption. In order to request redemption, the Bondholder must provide written notice to us at our principal place of business that the Bondholder requests redemption of all or a portion of the Bondholder’s Bonds, or a Notice of Redemption.

Redemptions made pursuant to the Optional Redemption of the Bonds shall be at a price equal to $950 plus all accrued but unpaid interest per Bond. We will have 120 days from the date the applicable Notice of Optional Redemption is provided to redeem the requesting Bondholder’s Bonds, subject to the limitations set forth in the Bond. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds equal to 10% of the aggregate principal of Bonds under the Indenture on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. or the 10% Limit. Any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy will be included in calculating the 10% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to Optional Redemption.

Our obligation to redeem Bonds in any given year pursuant to this redemption is limited to 10% of the outstanding principal balance of the Bonds, in the aggregate, on the most recent of January 1st, April 1st, July 1st or October 1st of the applicable year while the Offering is open, and January 1st of the applicable year, following the offering termination. In addition, any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy, will be included in calculating the 10% Limit and will thus reduce the number of Bonds, in the aggregate, to be redeemed pursuant to the redemption. Bond redemptions will occur in the order that notices are received.

Redemption Upon Death, Disability or Bankruptcy

Within 90 days of the death, disability or bankruptcy of a Bondholder who is a natural person, the estate of such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part and without penalty, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Redemptions due to death, disability or bankruptcy shall count towards the annual 10% Limit on redemptions described above; provided, however, that any redemptions pursuant to death, disability or bankruptcy shall not be subject to the 10% Limit. Any such request shall specify the particular event giving rise to the right of the holder or beneficial holder to redeem his or her Bonds. If a Bond is held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these persons shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Disability shall mean with respect to any Bondholder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Bondholder or beneficial holder first acquired Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

Bankruptcy shall mean, with respect to any Bondholder the final adjudication related to (i) the filing of any petition seeking to adjudicate the Bondholder bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Bondholder or such Bondholder’s debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or (ii) without the consent or acquiescence of such Bondholder, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any bankruptcy, liquidation, dissolution, or other similar statute, law, or regulation, or, without the consent or acquiescence of such Bondholder, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Bondholder or of all or any substantial part of the property of such Bondholder which order shall not be dismissed within ninety (90) days.

Upon receipt of redemption request in the event of death, disability or bankruptcy of a Bondholder, we will designate a date for the redemption of such Bonds, which date shall not be later than 30 days after we receive documentation and/or certifications establishing (to the reasonable satisfaction of the Company) the right to be redeemed. On the designated date, we will redeem such Bonds at a price per Bond that is equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed plus the then outstanding principal amount of such Bond.

 Optional Redemption

We may redeem the Bonds, in whole or in part, without penalty at any time. If the Bonds are renewed for an additional term, we may redeem the Bonds at any time during such renewal period. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we are required to give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each Bondholder’s address appearing in the securities register maintained by the trustee. In the event we elect to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

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is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

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assumes all of our obligations to perform and observe all of our obligations under the Bonds and the Indenture;

and provided further that no event of default under the Indenture shall have occurred and be continuing.

Except as described below under “Certain Covenants – Offer to Repurchase Upon a Change of Control Repurchase Event,” the Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

We will issue the Bonds under an Indenture, or the Indenture, to be dated as of the initial issuance date of the Bonds between us and UMB Bank, N.A., as the trustee. The Indenture does not limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness, whether secured or unsecured, including the indebtedness outstanding under our Cortland Term Loan and/or Cortland LOC.

Offer to Repurchase Upon a Change of Control Repurchase Event

"Change of Control Repurchase Event", means (A) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the membership units entitling that person to exercise more than 50% of the total voting power of all the membership units entitled to vote in meetings of the Company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “Optional Redemption,” the Company or Trustee shall make an offer to each Bondholder to repurchase all or any amount of each Bondholder's Bonds at the redemption price set forth on the Bond.

Reports

We will furnish the following reports to each Bondholder:

Reporting Requirements under Tier II of Regulation A. After launching this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, we will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by us, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, equity and cash flows, with such statements having been audited by an accountant selected by us. We shall be deemed to have made a report available to each Bondholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system or (ii) made such report available on any website maintained by our Company and available for viewing by the Bondholders.

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Prior to this offering, there has been no public market for the Bonds. We may apply for quotation of the Bonds on an alternative trading system or over the counter market beginning after the final closing of this offering. However, even if the Bonds are listed or quoted, no assurance can be given as to (1) the likelihood that an active market for the Bonds will develop, (2) the liquidity of any such market, (3) the ability of Bondholders to sell the Bonds or (4) the prices that Bondholders may obtain for any of the Bonds. No prediction can be made as to the effect, if any, that future sales of the Bonds, or the availability of the Bonds for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of the Bonds, or the perception that such sales could occur, may adversely affect prevailing market prices of the Bonds. See “Risk Factors — Risks Related to the Bonds and the Offering.”

Event of Default

The following are events of default under the Indenture with respect to the Bonds:

●
default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

●
default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

●
default in the performance of any other obligation or covenant contained in the Indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period; and

●
specified events in bankruptcy, insolvency or reorganization of us;

Book-entry and other indirect Bondholders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default.

Remedies if an Event of Default Occurs

Subject to any respective cure period, or other terms of the indetnure, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate outstanding principal amount of the Bonds may declare the principal thereof, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right force us to sell any assets held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets, the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

●
in the payment of any amounts due and payable or deliverable under the Bonds; or

●
in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Bondholder

The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

●
that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period,

●
the Bondholders of not less than a majority in principal amount of the outstanding Bonds have made written request;

●
such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

●
the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

●
the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

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LEGAL PROCEEDINGS

There are currently no material legal proceedings involving our Company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners (10% or more)

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Acquirable	Percent of class
LLC Interests	Daniel Ferrari * 1983 Water Chase Drive, New Lenox, IL 60451	N/A	50%
LLC Interests	Charlene Ferrari * 1983 Water Chase Drive, New Lenox, IL 60451	N/A	50%

* Daniel Ferrari and Charlene Ferrari are the managers of Lion of Judah, LLC which has sole power to designate the Manager of our Company.

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MANAGER AND EXECUTIVE OFFICERS

Our Company is a manager-managed limited liability company and managed by our sole manager pursuant to our limited liability company. Lion of Judah, LLC has the power to select the manager of our Company in its sole discretion. The following table sets forth information on our manager and executive officers.

Name	Age	Position with our Company	Manager/Officer Since
Lindsey Brianne Wilson	36	Manager and Chief Operating Officer	April 2019
Curtis Roger Allen	36	Chief Financial Officer	February 2020
Kris Woods	35	Chief Technology Officer	August 2019
Sean Goodnight	46	Chief Acquisition Officer	June 2020
Justin Lee Arn	41	Chief Land and Title Officer	April 2020
Matt Willer	45	Vice President of Capital Markets	March 2021

Manager and Executive Officers

Set forth below is biographical information for the executive officers and manager of our Company.

Lindsey Wilson, Manager and Chief Operating Officer. Lindsey brings years of extensive practical experience leading diverse, multidisciplinary teams in the energy sector. Lindsey entered the oil and gas industry in 2011 as a Leasing Agent in Texas and this foundational experience was the springboard that ultimately allowed her to transition into more advanced management roles within the mineral and leasehold acquisition space. As a founding member of Phoenix Capital Group, Lindsey establishes the objectives of the business and leads all operational functions within the Company. Responsible for overseeing the day-to-day operations of Phoenix Capital Group, Lindsey takes great pride in working with all departments on setting and achieving aggressive business goals. Lindsey graduated from the University of Texas Arlington and holds a Bachelor of Business Administration with a concentration in Marketing.

Curtis Allen, Chief Financial Officer. Curtis graduated magna cum laude from SUNY Oswego with both his BS and MBA concentrated in accounting. Curtis has over 10 years’ experience in financial services with an emphasis on investment analysis. As a CPA, Curtis has a range of experiences from his private tax-practice to auditing billion-dollar defense contractors with the Department of Defense. Most recently, he has spent over 7 years managing investments for personal and corporate clients. Alongside being a CPA, Curtis also holds series 7 and 66 licenses and has passed the CFA level I. At Phoenix Capital Group, Curtis is responsible for all accounting and finance functions and underwriting new potential deals along with a multitude of day-to-day operational tasks.

Kristopher Woods, Chief Technology Officer. Kris has over 12 years’ experience as a consultant and software engineer working across a number of industries including energy, health & fitness and consumer goods. At Phoenix Capital Group, his responsibilities include identifying and validating technological needs, as well as overseeing the implementation and management of all software solutions. He has developed extensive insights into custom software and technology solutions over the course of his career and brings that knowledge and ability to lead diverse teams to his role at Phoenix Capital Group. Kris holds a B.A. in Computer Science from Lewis & Clark College and dual Masters degrees from Loyola Marymount in Business Administration and Systems Engineering.

Sean Goodnight, Chief Acquisitions Officer. Sean brings over 25 years of consultative sales experience to Phoenix Capital Group. As a Colorado native, he attended the University of Northern Colorado and spent the early part of his career in the health care and insurance industries. He was introduced into the oil and gas industry in 2016 working with mineral acquisitions where he quickly transitioned into management. With Phoenix Capital Group, Sean leads the Acquisitions department and has implemented processes, developed tools, and introduced materials that have contributed to the continued success of the Company. He has built a team of talented, sophisticated professionals who possess the expertise and skillset to maintain the high level of standards that have become the foundation of his department.

Justin Arn, Chief Land & Title Officer. Justin graduated from the University of Hawaii at Manoa and majored in Philosophy with a minor in Business Administration. Justin began his Land career researching mineral and royalty rights for multiple mineral acquisition companies focusing on the DJ Basin in Weld County, Colorado and Laramie County, Wyoming. He has coordinated and managed title projects, large and small, in Wyoming, Colorado, North Dakota, Montana, and Texas, and performed and managed opportunity and due diligence title work for the purchase of thousands of Royalty Acres throughout the DJ, Bakken, and Permian basins. Justin is an active member of the American Association of Professional Landmen, and the Wyoming Association of Professional Landmen.

Matt Willer, Vice President of Capital Markets. Matt Willer is a seasoned finance professional that has spent 22 years professionally assisting Companies of all sizes, in a variety of industries, with their financing needs. Matt’s career began at Smith Barney and after his early professional life was spent at a large investment bank he sequentially migrated to smaller firms where he has been able to have more autonomy and interaction with clients. For the past decade, Matt’s experience has largely been in an internal investment banking function to the operating companies that he is assisting. With experience in both debt and equity transactions, across both private and public Companies, Matt has raised well over $100 million in new capital for the Companies he’s worked with. Matt brings an entrepreneurial finance background to Phoenix Capital Group Holdings where he currently maintains the title of Vice President of Capital Markets and has recently become a partner with the firm. Matt graduated from the University of Southern California with a degree in Business Administration with a dual specialty in Finance and Management.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Below is the annual compensation of each of the three highest paid executive officers of our Company for the fiscal year ended December 31, 2020.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Kris Woods	Chief Technology Officer	$150,000	(1)	$150,000
Lindsey Wilson	Manager and Chief Operating Officer	$114,000	(2)	$114,000
Curtis Allen	Chief Financial Officer	$108,000	(3)	$108,000

(1)
The Company has granted Mr. Woods a 3.50% “profits interest,” as that term is used in Internal Revenue Service revenue rulings, pursuant to a Profits Interest Award Agreement which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.
(2)
The Company has granted Ms. Wilson an 8.22% “profits interest,” as that term is used in Internal Revenue Service revenue rulings, pursuant to a Profits Interest Award Agreement which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.
(3)
The Company has granted Mr. Allen an 8.22% “profits interest,” as that term is used in Internal Revenue Service revenue rulings, pursuant to a Profits Interest Award Agreement which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the fiscal year ended December 31, 2020, the Company received mineral and royalty interests as a capital contribution by Lion of Judah Capital, LLC, an entity controlled by a family member of an officer of the Company. The capital contribution is valued at $630,425 and Lion of Judah Capital, LLC received its equity ownership in the Company as consideration.

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INDEPENDENT AUDITOR

The financial statements of Phoenix Capital Group Holdings, LLC as of December 31, 2020 and 2019, for the twelve months ended December 31, 2020 and for the period from inception (April 23, 2019) through December 31, 2019, included in this offering circular, have been audited by Cherry Bekaert LLP, independent auditors, as set forth in their reports thereon.

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LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Bonds, will be passed upon for us by Kaplan Voekler Cunningham & Frank, PLC.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We will file, annual, semi-annual and special reports, and other information, as applicable, with the SEC. You may read and copy any document filed with the SEC at the SEC's public company reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, and informational statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

Our Company has filed an offering statement of which this offering circular is a part with the SEC under the Securities Act. The offering statement contains additional information about us. You may inspect the offering statement without charge at the office of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

This offering circular does not contain all of the information included in the offering statement. We have omitted certain parts of the offering statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the offering statement, which may be found at the SEC's website at http://www.sec.gov. Statements contained in this offering circular and any accompanying supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

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PART F/S

PHOENIX CAPITAL GROUP HOLDINGS, LLC

FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEDULES

As of June 30, 2021 and 2020 and for the six months ended June 30, 2021 and
June 30, 2020

UNAUDITED FINANCIAL STATEMENTS

PHOENIX CAPITAL GROUP HOLDINGS, LLC.

FINANCIAL STATEMENTS
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Members’ Equity	F-5
Statements of Cash Flows	F-6
Notes to the Financial Statements	F-7

SUPPLEMENTAL SCHEDULES
Reconciliation of Earnings Before Income Taxes, Depreciation and
Amortization (EBITDA) to Net Income (Loss)	F-17
Schedules of Selling, General, and Administrative Expenses	F-18

PHOENIX CAPITAL GROUP HOLDINGS, LLC
BALANCE SHEETS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

	June 30, 2021	June 30, 2020
ASSETS
Current Assets:
Cash	$201,157	$1,144,771
Other receivables	528,042	-
Total Current Assets	729,199	1,144,771

Oil and gas properties, at cost, using the successful method of accounting:
Proved properties	16,608,089	9,324,076
Unproven properties	660,385	370,752
Total Property and Equipment	17,268,474	9,694,828
Accumulated depletion	(4,523,286)	(1,185,245)
Net Property and Equipment	12,745,188	8,509,583

Other Assets:
Other receivables	24,280	18,599
Company owned vehicles	55,830	-
Total Other Assets	80,110	18,599
Total Assets	$13,554,497	$9,672,953

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable (Note 5)	$191,316	$4,533,827
Accrued expenses	40,686	9,920
Line of credit	1,940,000	-
Current portion of notes payable	600,000	-
Current portion of deferred closings	617,174	1,029,836
Total Current Liabilities	3,389,176	5,573,583

Noncurrent Liabilities:
Notes payable	1,360,231	-
PPP loan	192,437	192,437
Deferred closings	951,590	361,330
Bank term loan	2,916,227	-
Loan on company owned vehicle	49,253
Asset retirement obligation	23,048
Total Noncurrent Liabilities	5,492,786	553,767
Total Liabilities	8,881,962	6,127,350

Members' Equity	4,672,535	3,545,603
TOTAL LIABILITIES AND MEMBERS' EQUITY	$13,554,497	$9,672,953

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

	June 30, 2021	June 30, 2020
REVENUES
Gain on sale of assets	$207,656	$2,012,038
Mineral and royalty revenues	5,336,850	3,064,521
Total revenues	5,544,506	5,076,559

OPERATING EXPENSES
Depreciation, depletion, accretion and amortization	1,531,886	1,180,458
Selling, general, and administrative expenses	813,006	741,500
Severance and ad valorem taxes	1,100,699	577,613
Payroll and payroll expenses	411,008	145,855
Contractors and professional fees	238,153	80,006
Gathering, transportation and marketing	63,272	34,264
Total operating expenses	4,158,024	2,759,696

Gain (loss) from operations	1,386,482	2,316,863

OTHER EXPENSES
Interest expense	(306,986)	(93)
Total other expenses	(306,986)	(93)

NET INCOME (LOSS)	$1,079,496	$2,316,770

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

	June 30, 2021	June 30, 2020
Balances, December 31 (preceeding year)	$3,073,039	$569,441
Contributions	670,000	1,135,267
Distributions	(150,000)	(475,875)
Net income	1,079,496	2,316,770
Ending balances	$4,672,535	$3,545,603

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

	June 30, 2021	June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,079,496	$2,316,770
Adjustments to reconcile net income (loss) to net cash
flows from operating activities:
Depreciation, depletion, accretion and amortization	1,531,886	1,180,458
Asset retirement obligation	-	-
Gain on sale of assets	(207,656)	(2,012,038)
Changes in operating assets and liabilities:
Other current assets	(528,042)	(18,599)
Other assets	(111,075)	-
Accounts payable and accrued liabilities	87,801	(7,871)
Net cash flows from operating activities	1,852,410	1,458,720

CASH FLOWS FROM INVESTING ACTIVITES
Additions to oil and gas properties and leases	(4,216,419)	(14,622,376)
Proceeds from sale of assets	1,195,376	8,022,963
Net cash flows from investing activities	(3,021,043)	(6,599,413)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of bank line of credit and loans	2,155,480	-
Borrowing (repayment) of notes payable	(1,949,718)	4,533,827
Borrowing of PPP loan	-	192,437
Member's contributions	670,000	585,267
Member's distributions	(150,000)	(475,874)
Increase in deferred closings	474,046	1,391,165
Net cash flows from financing activities	1,199,808	6,226,822

Net change in cash	31,175	1,086,129
Cash, beginning of year	169,982	58,642
Cash, end of year	$201,157	$1,144,771

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION
Noncash owner contribution of oil and gas property	$-	$550,000
Cash paid during the period for interest	306,986	93
	$306,986	$93

(1) Owner contribution of one leasehold asset was contributed to the company in March 2020.

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 1 – Business and basis of presentation

Phoenix Capital Group Holdings, LLC (“Phoenix” or the “Company") is a Delaware LLC formed on April 23, 2019, to acquire mineral rights, royalty interests and non-operated working interests in the Permian Basin, TX, the Williston Basin, ND/MT, and the Denver-Julesburg Basin, CO.

The Company, through utilization of proprietary software developed internally coupled with years of industry experience, believes it has a significant competitive advantage in the marketplace.

Phoenix operates as a profit-share partnership. At the end of 2020, there are nine profit-share partners, of which Lion of Judah Capital, LLC, a Delaware LLC, is the majority profit-share owner and exclusive equity contributor and owner. At the end of 2020, Lion of Judah Capital, LLC was a 66.96% profit-share owner.

Note 2 – Significant accounting policies

Basis of preparation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. The Company operates in one segment: oil and natural gas exploration and production.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there may be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Fair value of financial instruments

The carrying values of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their fair value at June 30, 2021 and 2020 because of the short-term maturity of these instruments.

Asset retirement obligations

Fair values of legal obligations to retire and remove long-lived assets are recorded when the obligation is incurred. When the liability is initially recorded, the Company capitalizes this cost by increasing the carrying amount of the related property and equipment. Over time, the liability is accreted for the change in its present value and the capitalized cost in oil and natural gas properties is depleted based on units of production consistent with the related asset.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP as detailed in the Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from these estimates.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 2 – Significant accounting policies (continued)

Use of estimates (continued)

The accompanying financial statements are based on a number of significant estimates including quantities of oil, natural gas and natural gas liquids (“NGL”) reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”), and determinations of impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may materially differ from the quantities of oil and natural gas that are ultimately recovered.

Joint activities

Certain of exploration, development, and production activities are conducted jointly with other entities and, accordingly, the financial statements reflect only the Company’s proportionate interest in such activities.

Impairment of long-lived assets

The Company follows the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that our long-lived assets be assessed for potential impairment of their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Proved oil and natural gas properties are evaluated by field for potential impairment. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of a field are less than its carrying value. If an impairment occurs, the carrying value of the impaired field is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach.

Unproved oil and natural gas properties do not have producing properties and are valued on acquisition by management, with the assistance of an independent expert when necessary. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers, (i) estimated potential reserves and future net revenues from an independent expert, (ii) our history in exploring the area, (iii) our future drilling plans per our capital drilling program prepared by our reservoir engineers and operations management, and (iv) other factors associated with the area. Impairment is taken on the unproved property value if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Accounts receivable

Receivables consist of royalty income due from operators for oil and gas sales to purchasers and receipts from the Company’s non-operating interest ownership. Those purchasers remit payment for production to the operator and the operator in turn remits payment to Phoenix for the agreed-to royalties. Receivables from third parties, for which we did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated. Volume estimates for wells with available historical actual data are based upon, (i) the historical actual data for the months the data is available or (ii) engineering estimates for the months the historical actual data is not available. Phoenix does not recognize revenues for wells with no historical actual data because we cannot conclude that it is probable that a significant revenue reversal will not occur in future periods. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis.

Phoenix routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. There is no allowance for doubtful accounts as of June 30, 2021 and 2020.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 2 – Significant accounting policies (continued)

Concentration of significant customers

Financial instruments that potentially subject Phoenix to concentrations of credit risk consist of cash, receivable, royalty revenue, and our revolving credit facility. Royalty revenues are concentrated among operators engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal.

Great Western Oil and Gas is responsible for approximately 50% and 90% of the royalty revenue received in the six-month periods ending June 30, 2021 and June 30, 2020, respectively. The concentration risk of Great Western Oil and Gas will become smaller in subsequent years as the assets deplete and are replaced by future acquisitions. This concentration of revenues with Great Western Oil and Gas also creates a geographic concentration of revenues exceeding 50% in the Denver-Julesburg Basin.

Oil and gas properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. Depletion of capitalized costs is recorded using the units-of-production method based on proved reserves. On the sale or retirement of a proved property, the cost and related accumulated depletion are removed from the property accounts and any gain or loss is recognized.

The depletion rate is determined by dividing the cumulative recovered barrels of oil by the estimated ultimate recovery by well and averaged amongst all wells within the pooled unit. This rate is multiplied by the original cost basis and reduced by depletion taken in prior periods. The cost basis remaining represents the percentage of the asset remaining to be recovered by the wells within the pooled unit.

For more than 95% of properties within Phoenix’s inventory, oil production represents over 90% of the value of the property and in some cases approached 100%. Therefore, for depletion purposes, Phoenix uses oil recovery for all properties as the unit of production for depletion.

Phoenix evaluates the oil and gas properties in its inventory on a yearly basis for impairment, in accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows to determine if the carrying value of the property exceeds the present value of future cashflows. Phoenix has not impaired the value of any properties in 2021 or 2020.

Equipment and other property

Equipment and other property are stated at cost, and inventory is stated at weighted average cost which does not exceed replacement cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold or otherwise disposed of, and the related accumulated depreciation, are removed from the accounts and any gain or loss is reflected in current earnings.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 2 – Significant accounting policies (continued)

Revenue from contracts with customers

The Company recognizes its revenues following the ASC Topic 606, Revenue from Contracts with Customers, ("ASC 606"). Revenue is recorded when title passes to the operator or purchaser. Royalty interest owners have no rights or obligations to explore, develop, or operate properties and do not incur any of the costs of exploration, development, and operation of the properties. Given the inherent time lag between when oil, natural gas, NGL production and sales occur, and when operators or purchasers often make disbursements to royalty interest owners and due to the large potential fluctuations of both oil production and sale price, a significant portion of the Company’s revenue may represent accrued revenue based on estimated net sales volumes.

Oil and natural gas sales

Oil, natural gas, and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. As non-operators and mineral right owners, Phoenix in applicable situations have elected not to have control of the product. All of the Company’s oil, natural gas, and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers.

Allocation of transaction price to remaining performance obligations

As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. The Company has utilized the practical expedient in ASC 606, which permits the Company to allocate variable consideration to one or more but not all performance obligations in the contract if the terms of the variable payment relate specifically to the Company’s efforts to satisfy that performance obligation and allocating the variable amount to the performance obligation is consistent with the allocation objective under ASC 606. Additionally, the Company will not disclose variable consideration subject to this practical expedient.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable.

The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 2 – Significant accounting policies (continued)

Advertising and marketing costs

Advertising and marketing costs for the six months ending June 30, 2021 and June 30, 2020 was approximately $63,272 and $34,264, respectively.

Recently issued accounting standards not yet adopted

In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, which requires all leasing arrangements to be presented in the balance sheet as liabilities along with a corresponding asset. ASU 2016-02 does not apply to leases of mineral rights to explore for or use crude oil and natural gas. The ASU will replace most existing lease guidance in U.S. GAAP when it becomes effective. In January 2018, FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, to provide an optional practical expedient to not evaluate existing or expired land easements that were not previously accounted for as leases under Topic 840. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides for another transition method, in addition to the existing transition method, by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption (i.e., comparative periods presented in the financial statements will continue to be in accordance with current U.S. GAAP (Topic 840, Leases)). The new standard becomes effective during the fiscal year ending December 31, 2022 and interim periods within the fiscal year ending December 31, 2023 and early adoption is permitted. Management is currently evaluating the impact that the adoption of this update will have on our financial statements and related disclosures.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on the Company’s results of operations, financial position and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Income taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. The pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for incomes taxes is made in the accompanying financial statements.

Note 3 – Oil and gas properties

The Company invests in two materially different asset classes – mineral rights (including overriding royalty interest and non-participating royalty interest) and non-operated working interests using the successful efforts method of accounting for both asset classes.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 3 – Oil and gas properties (continued)

Non-operated working interests (leases and unleased minerals)

Non-operated working interests are the second of the two asset classes that the Company invests in. Leases represent the potential to participate in drilling projects, absorbing both the cost of the drilling project as well as the larger rate of return when the wells produce (as compared with the smaller lease rate owned by the lessee).

Proved and unproved properties

Phoenix considers a property proved when there are estimated quantities of oil, natural gas, and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made.

Phoenix considers a property unproved when there are currently no producing wells pooling the property. For over 95% of the value of the unproven properties in 2020, Phoenix has analyzed the wells within a 5-mile radius of the property to conclude the property is economically viable for oil extraction and has the potential to be drilled.

Mineral and royalty revenues

Phoenix is paid mineral and royalty revenue monthly by the various operators and working interest owners within the pooled units that Phoenix owns. Mineral and royalty revenues are subject to various expenses that are removed from Phoenix’s paystub including owner deductions, severance and ad valorem taxes, and out-of-state owner withholdings. Phoenix grosses revenue up on the top-line and includes these expenses as operating expenses on the statement of operations.

Note 5 – Accounts payable

In March 2020, the Company obtained a 10.4% non-operating working interest in Adams County, CO operated by Great Western Oil and Gas. At that time, Great Western Oil and Gas had already drilled eight wells with plans to drill fourteen additional wells on the site, which were completed in July 2020. Throughout 2020, Phoenix made payments of $3,200,000 to Great Western Oil and Gas for its portion of the wells, while Phoenix and Great Western Oil and Gas negotiated terms of its joint venture. In December 2020, Phoenix and Great Western Oil and Gas came to an agreement whereby Phoenix would pay Great Western Oil and Gas interest of $50,000 in December 2020, Great Western Oil and Gas would net Phoenix’s revenue against the cost of the wells and Phoenix would pay $600,000 a month beginning in January 2021 until the balance of the payable was paid.

Additionally, the accounts payable balance includes marketing and legal expenses, as well as joint interest billing (JIB) costs due for other projects. Phoenix has concentration in the accounts payable account, where over 95% of the accounts payable balance is due to Great Western Oil and Gas.

Note 6 – Line of credit

In May 2021, First International Bank and Trust and Phoenix agreed to expand the credit facility. First International Bank and Trust extended the total lending amount to $10,000,000 by taking $3,000,000 of the previous line of credit and converting it into a term loan over 5-years, while also creating a $7,000,000 lending facility. First International Bank and Trust has made $1,940,000 of the $7,000,000 facility available to Phoenix.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 7 – Notes payable

Phoenix has an investor program issued under Regulation D of federal securities law. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Regulation D under the Securities Act provides a number of exemptions from the registration requirements, allowing some companies to offer and sell their securities without having to register the offering with the SEC. Under this program, Phoenix took in an additional $1,960,231 of debt from multiple investors with varying maturities and interest rates ranging from 9.3% to 10.5% APR for the quarter ended June 30, 2021. Interest is paid quarterly on the majority of these notes. For the notes where interest is being compounded, interest is expensed and capitalized quarterly.

Note 8 – Deferred closing

The Company has agreed to deferred closing arrangements (installment sales) with numerous clients with principal amount of $1,568,764 owed for the quarter ended June 30, 2021. Deferred closings have several different payment structures and interest rates ranging from 8% to 10% annually. Interest is capitalized quarterly on deferments that are not paying interest quarterly.

Note 9 – Member’s equity

Member’s equity consists of two buckets, retained earnings and owner’s investment. Owner’s investment represents contributions and distributions made by Lion of Judah Capital, LLC, the majority profit-share owner and sole equity owner.

All members of Phoenix have a profit-share interest in Phoenix’s net income. All partners are paid monthly guaranteed payments, which are a draw against each member’s future capital account. Lion of Judah Capital, LLC is credited with a 10% preferential return on its contributed capital before member’s profit-share percentages are applied to net income.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 10 – Related parties transactions

As of June 30, 2021 and 2020, the Company had no material related party receivables or payables.

Note 11 – Company commitments

Phoenix leases office space under several operating leases. Rent expense for the year ended December 31, 2020 and for the period from inception April 23, 2019 through December 31, 2019 was $114,768 and $31,330, respectively. Phoenix has offices in Hermosa Beach, CA (month-to-month), Littleton, CO (2-year lease – expiring on January 31, 2023) and Casper, WY (1-year lease – expiring on October 31, 2021). The on-going lease commitments are approximately $11,381 per month.

Future commitments for the years ended amounts to:

2021	$80,627
2022	69,864
2023	5,835
Total	$156,326

Note 12 – COVID-19 pandemic and impact on global demand for oil and natural gas

The ongoing global spread of a novel strain of coronavirus (SARS-Cov-2), which causes COVID-19, has caused a continuing disruption to the oil and natural gas industry and to our business by, among other things, contributing to a significant decrease in global crude oil demand and the price for oil beginning in the first quarter of 2020 and continuing through the fourth quarter of 2020. The declining commodity prices have adversely affected the revenues the Company receives for its royalty interests and could affect its ability to access the capital markets on terms favorable to the Company.

Additionally, in response to the decline in commodity prices, many operators on the Company's properties have announced reductions in their estimated capital expenditures for 2021 and beyond, which has and will adversely affect the near-term development of the Company's properties during the second half of the year and into 2021. While these lower commodity prices initially resulted in some of the Company's operators shutting in or curtailing production from wells on its properties during the second quarter of 2020, we saw a majority of the Company’s operators resume production for previously curtailed and shut-in wells in connection with the improvement of commodity prices in the second half of 2020.

In response to the COVID-19 pandemic, the potential risk to the Company’s workforce and in compliance with stay-at-home orders, the Company successfully implemented policies and the technological infrastructure for all of its employees to work from home in the first quarter of 2020 and ceased all business travel. Due to these efforts, the Company has not experienced material disruptions to its operations or the health of its workforce and has maintained the engagement and connectivity of its personnel.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

Note 13 – Subsequent events

Management has evaluated subsequent events through August 25, 2021, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

PPP loan forgiveness

On July 7, 2021, management was notified by Chase Bank, who issued the PPP loan to Phoenix, that the forgiveness request had been approved in full by the SBA. Phoenix will recognize other income of $192,437 in third quarter of 2021 in relation to the loan being forgiven.

SUPPLEMENTAL SCHEDULES

PHOENIX CAPITAL GROUP HOLDINGS, LLC.
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) TO NET INCOME (LOSS)

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)

	June 30, 2021	June 30, 2020
STATEMENTS OF OPERATIONS
Net Income (Loss)	$1,079,496	$2,316,770

EXPENSES TO ADD BACK
Depreciation, depletion, accretion, and amortization	1,531,886	1,180,458
Interest expense	306,986	93

OTHER FINANCIAL DATA
EBITDA (1)	$2,918,368	$3,497,321

(1) EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization.

EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

PHOENIX CAPITAL GROUP HOLDINGS, LLC.
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

FOR THE SIX MONTHS ENDING JUNE 30, 2021 AND JUNE 30 2020
(UNAUDITED)
	June 30, 2021	June 30, 2020
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Guaranteed payments	$418,237	$512,177
Office supplies, equipment, and software	146,283	86,747
Rent	72,516	43,252
Bank charges and fees	54,460	-
Dues and subscriptions	5,767	27,157
Shipping, freight, and delivery	16,818	5,389
Other	98,925	66,778
Total selling, general, and administrative expenses	$813,006	$741,500

PHOENIX CAPITAL GROUP HOLDINGS, LLC.

FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEUDULES

As of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period April 23, 2019 (inception) through December 31, 2019

And Report of Independent Auditor

PHOENIX CAPITAL GROUP HOLDINGS, LLC.

REPORT OF INDEPENDENT AUDITOR	F-21

FINANCIAL STATEMENTS
Balance Sheets	F-23
Statements of Operations	F-24
Statements of Members’ Equity	F-25
Statements of Cash Flows	F-26
Notes to the Financial Statements	F-27

SUPPLEMENTAL SCHEDULES
Reconciliation of Earnings Before Income Taxes, Depreciation and
Amortization (EBITDA) to Net Income (Loss)	F-38
Schedules of Selling, General, and Administrative Expenses	F-39
Supplemental Oil and Natural Gas Disclousres - Unaudited	F-40

Report of Independent Auditor

To the Board of Directors and Members
Phoenix Capital Group Holdings, LLC
Hermosa Beach, California

We have audited the accompanying financial statements of Phoenix Capital Group Holdings, LLC (a Delaware corporation), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2020 and for the period from April 23, 2019 (inception) through December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Phoenix Capital Group Holdings, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from April 23, 2019 (inception) through December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary schedules of reconciliation of earnings before income taxes, depreciation and amortization (EBITDA) to net income (loss) and selling, general, and administrative expenses are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Cherry Bekaert LLP
Ft. Lauderdale, Florida
August 26, 2021

PHOENIX CAPITAL GROUP HOLDINGS, LLC
BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS
Current Assets:
Cash	$169,982	$58,642
Other receivables	-	600
Total Current Assets	169,982	59,242

Oil and gas properties, at cost, using the successful method of accounting:
Proved properties	13,474,002	534,884
Unproven properties	515,276	-
Total Property and Equipment	13,989,278	534,884
Accumulated depletion	(2,993,286)	(6,894)
Net Property and Equipment	10,995,992	527,990

Other Assets:
Other receivables	21,419	-
Total Other Assets	21,419	-
Total Assets	$11,187,393	$587,232

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
Accounts payable (Note 5)	$3,092,871	$-
Accrued expenses	11,288	17,791
Line of credit	2,750,000	-
Current portion of notes payable	350,000	-
Current portion of deferred closings	668,377	-
Total Current Liabilities	6,872,536	17,791

Noncurrent Liabilities:
Notes payable	600,000	-
PPP loan	192,437	-
Deferred closings	426,341	-
Asset retirement obligation	23,048	-
Total Noncurrent Liabilities	1,241,826	-
Total Liabilities	8,114,362	17,791

Members' Equity	3,073,031	569,441
TOTAL LIABILITIES AND MEMBERS' EQUITY	$11,187,393	$587,232

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD APRIL 23, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019
REVENUES
Gain on sale of assets	$2,828,819	$154,861
Mineral and royalty revenues	5,718,431	39,425
Total revenues	8,547,250	194,286

OPERATING EXPENSES
Depreciation, depletion, accretion and amortization	2,990,916	6,894
Selling, general, and administrative expenses	1,414,157	295,731
Severance and ad valorem taxes	1,145,325	1,193
Payroll and payroll expenses	585,302	66,058
Contractors and professional fees	270,404	136,164
Gathering, transportation and marketing	187,241	49,666
Total operating expenses	6,593,345	555,706

Gain (loss) from operations	1,953,905	(361,420)

OTHER EXPENSES
Interest expense	(111,328)	(198)
Total other expenses	(111,328)	(198)

NET INCOME (LOSS)	$1,842,577	$(361,618)

 The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD APRIL 23, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

Balances, inception, April 23, 2019	$-
Contributions	1,406,059
Distributions	(475,000)
Net loss	(361,618)
Balances, December 31, 2019	569,441
Contributions	1,368,191
Distributions	(707,178)
Net income	1,842,577
Balances, December 31, 2020	$3,073,031

PHOENIX CAPITAL GROUP HOLDINGS, LLC
STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD APRIL 23, 2019 (INCEPTION) THROUGH DECEMBER 31, 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,842,577	$(361,618)
Adjustments to reconcile net income (loss) to net cash
flows from operating activities:
Depreciation, depletion, accretion and amortization	2,990,916	6,894
Asset retirement obligation	23,048	-
Gain on sale of assets	(2,828,819)	(154,861)
Changes in operating assets and liabilities:
Other current assets	600	(600)
Other assets	(21,419)	-
Accounts payable and accrued liabilities	3,086,962	17,791
Net cash flows from operating activities	5,093,865	(492,394)

CASH FLOWS FROM INVESTING ACTIVITES
Additions to oil and gas properties and leases	(20,911,545)	(1,020,923)
Proceeds from sale of assets	10,911,277	640,900
Net cash flows from investing activities	(10,000,268)	(380,023)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of bank line of credit	2,750,000	-
Borrowing of notes payable	950,000	-
Borrowing of PPP loan	192,437	-
Member's contributions	737,766	1,406,059
Member's distributions	(707,178)	(475,000)
Decrease in deferred closings	1,094,718	-
Net cash flows from financing activities	5,017,743	931,059

Net change in cash	111,340	58,642
Cash, beginning of year	58,642	-
Cash, end of year	$169,982	$58,642

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION
Noncash owner contribution of oil and gas property	$630,425	$-
Cash paid during the period for interest	111,328	198
	$741,753	$198

(1) Owner contributions of three leasehold assets were contributed to the company in 2020.

The accompanying notes to the financial statements are an integral part of these statements.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1 – Business and basis of presentation

Phoenix Capital Group Holdings, LLC (“Phoenix” or the “Company") is a Delaware LLC formed on April 23, 2019, to acquire mineral rights, royalty interests and non-operated working interests in the Permian Basin, TX, the Williston Basin, ND/MT, and the Denver-Julesburg Basin, CO.

The Company, through utilization of proprietary software developed internally coupled with years of industry experience, believes it has a significant competitive advantage in the marketplace.

Phoenix operates as a profit-share partnership. At the end of 2020, there are nine profit-share partners, of which Lion of Judah Capital, LLC, a Delaware LLC, is the majority profit-share owner and exclusive equity contributor and owner. At the end of 2020, Lion of Judah Capital, LLC was a 66.96% profit-share owner.

Note 2 – Significant accounting policies

Basis of preparation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair representation. The Company operates in one segment: oil and natural gas exploration and production.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there may be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

Fair value of financial instruments

The carrying values of the Company’s current financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, approximate their fair value at December 31, 2020 and 2019 because of the short-term maturity of these instruments.

Asset retirement obligations

Fair values of legal obligations to retire and remove long-lived assets are recorded when the obligation is incurred. When the liability is initially recorded, the Company capitalizes this cost by increasing the carrying amount of the related property and equipment. Over time, the liability is accreted for the change in its present value and the capitalized cost in oil and natural gas properties is depleted based on units of production consistent with the related asset.

Use of estimates

The preparation of the financial statements in conformity with U.S. GAAP as detailed in the Financial Accounting Standards Boards (“FASB”) Accounting Standards Codification (“ASC”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ materially from these estimates.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 2 – Significant accounting policies (continued)

Use of estimates (continued)

The accompanying financial statements are based on a number of significant estimates including quantities of oil, natural gas and natural gas liquids (“NGL”) reserves that are the basis for the calculations of depreciation, depletion, amortization (“DD&A”), and determinations of impairment of oil and natural gas properties. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas and there are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, reserve estimates may materially differ from the quantities of oil and natural gas that are ultimately recovered.

Joint activities

Certain of exploration, development, and production activities are conducted jointly with other entities and, accordingly, the financial statements reflect only the Company’s proportionate interest in such activities.

Impairment of long-lived assets

The Company follows the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that our long-lived assets be assessed for potential impairment of their carrying values whenever events or changes in circumstances indicate such impairment may have occurred. Proved oil and natural gas properties are evaluated by field for potential impairment. An impairment on proved properties is recognized when the estimated undiscounted future net cash flows of a field are less than its carrying value. If an impairment occurs, the carrying value of the impaired field is reduced to its estimated fair value, which is generally estimated using a discounted cash flow approach.

Unproved oil and natural gas properties do not have producing properties and are valued on acquisition by management, with the assistance of an independent expert when necessary. As reserves are proved through the successful completion of exploratory wells, the cost is transferred to proved properties. The cost of the remaining unproved basis is periodically evaluated by management to assess whether the value of a property has diminished. To do this assessment, management considers, (i) estimated potential reserves and future net revenues from an independent expert, (ii) our history in exploring the area, (iii) our future drilling plans per our capital drilling program prepared by our reservoir engineers and operations management, and (iv) other factors associated with the area. Impairment is taken on the unproved property value if it is determined that the costs are not likely to be recoverable. The valuation is subjective and requires management to make estimates and assumptions which, with the passage of time, may prove to be materially different from actual results.

Accounts receivable

Receivables consist of royalty income due from operators for oil and gas sales to purchasers and receipts from the Company’s non-operating interest ownership. Those purchasers remit payment for production to the operator and the operator in turn remits payment to Phoenix for the agreed-to royalties. Receivables from third parties, for which we did not receive actual information, either due to timing delays or due to the unavailability of data at the time when revenues are recognized, are estimated. Volume estimates for wells with available historical actual data are based upon, (i) the historical actual data for the months the data is available or (ii) engineering estimates for the months the historical actual data is not available. Phoenix does not recognize revenues for wells with no historical actual data because we cannot conclude that it is probable that a significant revenue reversal will not occur in future periods. Pricing estimates are based upon actual prices realized in an area by adjusting the market price for the average basis differential from market on a basin-by-basin basis.

Phoenix routinely reviews outstanding balances, assesses the financial strength of its customers, and records a reserve for amounts not expected to be fully recovered. There is no allowance for doubtful accounts as of December 31, 2020 and 2019.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 2 – Significant accounting policies (continued)

Concentration of significant customers

Financial instruments that potentially subject Phoenix to concentrations of credit risk consist of cash, receivable, royalty revenue, and our revolving credit facility. Royalty revenues are concentrated among operators engaged in the energy industry within the United States. Management periodically assesses the financial condition of these entities and institutions and considers any possible credit risk to be minimal.

Great Western Oil and Gas is responsible for approximately 75% of the royalty revenue received in 2020. The concentration risk of Great Western Oil and Gas will become smaller in subsequent years as the assets deplete and are replaced by future acquisitions. This concentration of revenues with Great Western Oil and Gas also creates a geographic concentration of revenues exceeding 75% in the Denver-Julesburg Basin.

Oil and gas properties

The Company invests primarily in mineral, royalty, and overriding royalty interests of oil and natural gas properties. Oil and natural gas producing activities are accounted for in accordance with the successful efforts method of accounting. Under this method, costs of acquiring properties are capitalized. All general and administrative costs unrelated to acquisitions are expensed as incurred. Depletion of capitalized costs is recorded using the units-of-production method based on proved reserves. On the sale or retirement of a proved property, the cost and related accumulated depletion are removed from the property accounts and any gain or loss is recognized.

The depletion rate is determined by dividing the cumulative recovered barrels of oil by the estimated ultimate recovery by well and averaged amongst all wells within the pooled unit. This rate is multiplied by the original cost basis and reduced by depletion taken in prior periods. The cost basis remaining represents the percentage of the asset remaining to be recovered by the wells within the pooled unit.

For more than 95% of properties within Phoenix’s inventory, oil production represents over 90% of the value of the property and in some cases approached 100%. Therefore, for depletion purposes, Phoenix uses oil recovery for all properties as the unit of production for depletion.

Phoenix evaluates the oil and gas properties in its inventory on a yearly basis for impairment, in accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows to determine if the carrying value of the property exceeds the present value of future cashflows. Phoenix has not impaired the value of any properties in 2020 or 2019.

Equipment and other property

Equipment and other property are stated at cost, and inventory is stated at weighted average cost which does not exceed replacement cost. Depreciation is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 7 years) of the respective assets. The costs of normal maintenance and repairs are charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold or otherwise disposed of, and the related accumulated depreciation, are removed from the accounts and any gain or loss is reflected in current earnings.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 2 – Significant accounting policies (continued)

Revenue from contracts with customers

The Company recognizes its revenues following the ASC Topic 606, Revenue from Contracts with Customers, ("ASC 606"). Revenue is recorded when title passes to the operator or purchaser. Royalty interest owners have no rights or obligations to explore, develop, or operate properties and do not incur any of the costs of exploration, development, and operation of the properties. Given the inherent time lag between when oil, natural gas, NGL production and sales occur, and when operators or purchasers often make disbursements to royalty interest owners and due to the large potential fluctuations of both oil production and sale price, a significant portion of the Company’s revenue may represent accrued revenue based on estimated net sales volumes.

Oil and natural gas sales

Oil, natural gas, and NGL sales revenues are generally recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. As non-operators and mineral right owners, Phoenix in applicable situations have elected not to have control of the product. All of the Company’s oil, natural gas, and NGL sales are made under contracts with customers (operators). The performance obligations for the Company’s contracts with customers are satisfied at a point in time through the delivery of oil and natural gas to its customers.

Allocation of transaction price to remaining performance obligations

As the Company has determined that each unit of product generally represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required. The Company has utilized the practical expedient in ASC 606, which permits the Company to allocate variable consideration to one or more but not all performance obligations in the contract if the terms of the variable payment relate specifically to the Company’s efforts to satisfy that performance obligation and allocating the variable amount to the performance obligation is consistent with the allocation objective under ASC 606. Additionally, the Company will not disclose variable consideration subject to this practical expedient.

Fair value measurements

The Company follows ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements but applies to assets and liabilities that are required to be recorded at fair value under other accounting standards. ASC 820 characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable.

The three levels of the fair value measurement hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3: Measured based on prices or valuation models that required inputs that are both significant to the fair value measurement and less observable for objective sources (i.e., supported by little or no market activity).

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 2 – Significant accounting policies (continued)

Advertising and marketing costs

Advertising and marketing costs for the year ended December 31, 2020, and for the period from inception through December 31, 2019, was approximately $187,000 and $50,000, respectively.

Recently issued accounting standards not yet adopted

In February 2016, FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases, which requires all leasing arrangements to be presented in the balance sheet as liabilities along with a corresponding asset. ASU 2016-02 does not apply to leases of mineral rights to explore for or use crude oil and natural gas. The ASU will replace most existing lease guidance in U.S. GAAP when it becomes effective. In January 2018, FASB issued ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, to provide an optional practical expedient to not evaluate existing or expired land easements that were not previously accounted for as leases under Topic 840. In July 2018, FASB issued ASU 2018-11 Leases (Topic 842): Targeted Improvements, which provides for another transition method, in addition to the existing transition method, by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption (i.e., comparative periods presented in the financial statements will continue to be in accordance with current U.S. GAAP (Topic 840, Leases)). The new standard becomes effective during the fiscal year ending December 31, 2022 and interim periods within the fiscal year ending December 31, 2023 and early adoption is permitted. Management is currently evaluating the impact that the adoption of this update will have on our financial statements and related disclosures.

The Company has reviewed other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on the Company’s results of operations, financial position and cash flows. Based on that review, the Company believes that none of these pronouncements will have a significant effect on current or future earnings or operations.

Income taxes

The Company is a limited liability company and has elected to be treated as a partnership for income tax purposes. The pro rata share of taxable income or loss is included in the individual income tax returns of members based on their percentage of ownership. Consequently, no provision for incomes taxes is made in the accompanying financial statements.

Note 3 – Oil and gas properties

The Company invests in two materially different asset classes – mineral rights (including overriding royalty interest and non-participating royalty interest) and non-operated working interests using the successful efforts method of accounting for both asset classes.

Mineral rights, overriding royalty interest, and non-participating royalty interests

The mineral rights account consists of 47 unique mineral rights holdings (183 net mineral acres (“NMA”)) in 2019 and 237 unique mineral rights holdings (1,069 NMA) in 2020 which figures are net of the divestitures described in this paragraph. Phoenix divested 10 unique mineral rights holdings (65 NMA) in 2019 and 205 unique mineral rights holdings (2,233 NMA) in 2020. Most of these holdings are in the Williston Basin, ND/MT with the vast majority proven and currently producing. Phoenix expanded ownership into the Denver-Julesburg, CO and Permian Basins, TX during 2020. Mineral rights are the first of two asset classes that the Company invests in.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 3 – Oil and gas properties (continued)

Mineral rights, overriding royalty interest, and non-participating royalty interests (continued)

The following details the location of the Company’s oil and natural properties, proved, and unproved by location:

	2020	2019
Oil and natural gas properties, proved:
Williston Basin	$3,372,789	$534,884
Denver-Julesburg	10,077,673	-
Permian Basins	23,540	-
	13,474,002	534,884

Oil and natural gas properties, unproved:
Williston Basin	369,910	-
Denver-Julesburg	137,106	-
Permian Basins	8,260	-
	515,276	-
	$13,989,278	$534,884

Non-operated working interests (leases and unleased minerals)

Non-operated working interests are the second of the two asset classes that the Company invests in. Leases represent the potential to participate in drilling projects, absorbing both the cost of the drilling project as well as the larger rate of return when the wells produce (as compared with the smaller lease rate owned by the lessee).

As of December 31, 2020 and 2019, Phoenix held 509 and 0, respectively, of net acres of non-operated working interests. Phoenix has a substantial concentration risk in Great Western Oil and Gas, which represents over 90% of the value of the leases held account at the end of 2020. Phoenix has full faith and belief that Great Western Oil and Gas will continue as a going concern for the near-term.

Proved and unproved properties

Phoenix considers a property proved when there are estimated quantities of oil, natural gas, and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made.

Phoenix considers a property unproved when there are currently no producing wells pooling the property. For over 95% of the value of the unproven properties in 2020, Phoenix has analyzed the wells within a 5-mile radius of the property to conclude the property is economically viable for oil extraction and has the potential to be drilled.

Mineral and royalty revenues

Phoenix is paid mineral and royalty revenue monthly by the various operators and working interest owners within the pooled units that Phoenix owns. Mineral and royalty revenues are subject to various expenses that are removed from Phoenix’s paystub including owner deductions, severance and ad valorem taxes, and out-of-state owner withholdings. Phoenix grosses revenue up on the top-line and includes these expenses as operating expenses on the statement of operations.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 4 – Asset retirement obligations

As part of the development of oil and natural gas properties, the Company incurs asset retirement obligations (“ARO”). ARO results from the Company’s responsibility to abandon and reclaim their net share of all working interest properties and facilities. At December 31, 2020, the net present value of the total ARO was estimated to be $23,048, with the undiscounted value being $187,699. Total ARO shown in the table below consists of amounts for future plugging and abandonment liabilities on the wellbores and facilities based on third party estimates of such costs, adjusted for inflation at a rate of 2.50% per annum for the years ended December 31, 2020 and 2019. These values are discounted to present value using a rate of 7.50% per annum for the years ended December 31, 2020 and 2019.

The following table summarizes the changes in the ARO for the years ended December 31, 2020 and 2019:

	2020	2019
Asset retirement obligations at beginning of period	$-	$-
Additions	23,048	-
Accretions	-	-
Asset retirement obligations at end of period	$23,048	$-
Long-term portion	$23,048	$-

ARO is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate, and well life. The inputs are calculated based on historical data as well as current estimated costs.

Note 5 – Accounts payable

In March 2020, the Company obtained a 10.4% non-operating working interest in Adams County, CO operated by Great Western Oil and Gas. At that time, Great Western Oil and Gas had already drilled eight wells with plans to drill fourteen additional wells on the site, which were completed in July 2020. Throughout 2020, Phoenix made payments of $3,200,000 to Great Western Oil and Gas for its portion of the wells, while Phoenix and Great Western Oil and Gas negotiated terms of its joint venture. In December 2020, Phoenix and Great Western Oil and Gas came to an agreement whereby Phoenix would pay Great Western Oil and Gas interest of $50,000 in December 2020, Great Western Oil and Gas would net Phoenix’s revenue against the cost of the wells and Phoenix would pay $600,000 a month beginning in January 2021 until the balance of the payable was paid. The average balance of the payable throughout 2020 was $4,467,558.

Additionally, the accounts payable balance includes marketing and legal expenses, as well as joint interest billing (JIB) costs due for other projects. Phoenix has concentration in the accounts payable account, where over 95% of the accounts payable balance is due to Great Western Oil and Gas.

Note 6 – Line of credit

In October 2020, the Company obtained a $3,750,000 open-end revolving line of credit with First International Bank and Trust due on October 2021. At the end of December 2020, the Company had advanced $2,750,000. The average outstanding balance for 2020 was $342,896 and total interest paid in 2020 was $9,771. Interest is payable monthly at a fixed rate of 7.29% per annum on a 365/360-day basis. The line of credit is collateralized by assets within the Company’s inventory.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 7 – Notes payable

In May 2020, the Company received a loan under the Paycheck Protection Program (“PPP”) for an amount of $192,437, which was established under the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) and administered by the U.S. Small Business Administration (“SBA”). The PPP loan matures in April 2025 and bears interest at 1% per annum with an interest only period until the applicable deferral period expires. The receipt of the funds from the PPP loan and the forgiveness of the PPP loan is dependent on the Company having initially qualified for the PPP loan and qualifying for the forgiveness of such PPP loan based on funds being used for certain expenditures such as payroll costs and rent, as required by the terms of the PPP loan. Phoenix has applied for full forgiveness and believes it will be granted.

Additionally, Phoenix has an investor program issued under Regulation D of federal securities law. Under the federal securities laws, any offer or sale of a security must either be registered with the SEC or meet an exemption. Regulation D under the Securities Act provides a number of exemptions from the registration requirements, allowing some companies to offer and sell their securities without having to register the offering with the SEC. Under this program, Phoenix took in an additional $950,000 of debt from multiple investors with varying maturities and interest rates ranging from 9.3% to 10.5% APR. Interest is paid quarterly on the majority of these notes. For the notes where interest is being compounded, interest is expensed and capitalized quarterly. Interest expense of $51,464 in 2020 was attributable to these notes.

Future payments for the notes payable amounts to:

Years ended:
2021	$350,000
2022	400,000
2023	-
2024	200,000
$950,000

Note 8 – Deferred closing

The Company has agreed to deferred closing arrangements (installment sales) with numerous clients with principal amount of $1,094,718 owed at the close of 2020, of which $426,341 are long term with repayments due from 2022 to 2025. Deferred closings have several different payment structures and interest rates ranging from 8% to 10% annually. Interest is capitalized quarterly on deferments that are not paying interest quarterly.

Note 9 – Member’s equity

Member’s equity consists of two buckets, retained earnings and owner’s investment. Owner’s investment represents contributions and distributions made by Lion of Judah Capital, LLC, the majority profit-share owner and sole equity owner.

All members of Phoenix have a profit-share interest in Phoenix’s net income. All partners are paid monthly guaranteed payments, which are a draw against each member’s future capital account. Lion of Judah Capital, LLC is credited with a 10% preferential return on its contributed capital before member’s profit-share percentages are applied to net income.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 10 – Related parties transactions

During the year ended December 31, 2020 and for the period from inception through December 31, 2019, the Company received as a capital contribution minerals and royalty interests from an entity controlled by a family member of an officer of the Company. The officer also holds membership interests in Alpha and Omega Capital, LLC. Total consideration received during the year ended December 31, 2020 and for the period from inception through December 31, 2019 was $630,425 and $-, respectively. As of December 31, 2020 and 2019, the Company had no material related party receivables or payables.

Note 11 – Company commitments

Phoenix leases office space under several operating leases. Rent expense for the year ended December 31, 2020 and for the period from inception April 23, 2019 through December 31, 2019 was $114,768 and $31,330, respectively. Phoenix has offices in Hermosa Beach, CA (month-to-month), Littleton, CO (2-year lease – expiring on January 31, 2023) and Casper, WY (1-year lease – expiring on October 31, 2021). The on-going lease commitments are approximately $11,381 per month.

Future commitments for the years ended amounts to:

2021	$80,627
2022	69,864
2023	5,835
Total	$156,326

Note 12 – COVID-19 pandemic and impact on global demand for oil and natural gas

The ongoing global spread of a novel strain of coronavirus (SARS-Cov-2), which causes COVID-19, has caused a continuing disruption to the oil and natural gas industry and to our business by, among other things, contributing to a significant decrease in global crude oil demand and the price for oil beginning in the first quarter of 2020 and continuing through the fourth quarter of 2020. The declining commodity prices have adversely affected the revenues the Company receives for its royalty interests and could affect its ability to access the capital markets on terms favorable to the Company.

Additionally, in response to the decline in commodity prices, many operators on the Company's properties have announced reductions in their estimated capital expenditures for 2021 and beyond, which has and will adversely affect the near-term development of the Company's properties during the second half of the year and into 2021. While these lower commodity prices initially resulted in some of the Company's operators shutting in or curtailing production from wells on its properties during the second quarter of 2020, we saw a majority of the Company’s operators resume production for previously curtailed and shut-in wells in connection with the improvement of commodity prices in the second half of 2020.

In response to the COVID-19 pandemic, the potential risk to the Company’s workforce and in compliance with stay-at-home orders, the Company successfully implemented policies and the technological infrastructure for all of its employees to work from home in the first quarter of 2020 and ceased all business travel. Due to these efforts, the Company has not experienced material disruptions to its operations or the health of its workforce and has maintained the engagement and connectivity of its personnel.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 13 – Subsequent events

Management has evaluated subsequent events through August 25, 2021, in connection with the preparation of these financial statements, which is the date the financial statements were available to be issued.

Line of credit update

In May 2021, First International Bank and Trust and Phoenix agreed to expand the credit facility. First International Bank and Trust extended the total lending amount to $10,000,000 by taking $3,000,000 of the previous line of credit and converting it into a term loan over 5-years, while also creating a $7,000,000 lending facility. First International Bank and Trust has made $4,300,000 of the $7,000,000 facility available to Phoenix as of August 2021 with the remaining $2,700,000 still available on the $7,000,000 line of credit.

PPP loan forgiveness

On July 7, 2021, management was notified by Chase Bank, who issued the PPP loan to Phoenix, that the forgiveness request had been approved in full by the SBA. Phoenix will recognize other income of $192,437 in third quarter of 2021 in relation to the loan being forgiven.

SUPPLEMENTAL SCHEDULES

PHOENIX CAPITAL GROUP HOLDINGS, LLC.
RECONCILIATION OF EARNINGS BEFORE INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) TO NET INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2019

	2020	2019
STATEMENTS OF OPERATIONS
Net Income (Loss)	$1,842,577	$(361,618)

EXPENSES TO ADD BACK
Depreciation, depletion, accretion, and amortization	2,990,916	6,894
Interest expense	111,328	198

OTHER FINANCIAL DATA
EBITDA (1)	$4,944,821	$(354,526)

(1) EBITDA is a non-GAAP supplemental financial measure used by management and by external users of financial statements such as investors, research analysts, and others, to assess the financial performance of our assets and their ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization.

EBITDA does not represent and should not be considered an alternative to, or more meaningful than, net income (loss), income from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with U.S. GAAP as measures of financial performance. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The computation of EBITDA may differ from computations of similarly titled measures of other companies.

PHOENIX CAPITAL GROUP HOLDINGS, LLC.
SCHEDULES OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2020 AND
FOR THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 2019

	2020	2019
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES
Guaranteed payments	$950,256	$215,200
Office supplies, equipment, and software	230,193	25,402
Rent	114,768	31,330
Bank charges and fees	42,158	632
Dues and subscriptions	34,886	14,011
Shipping, freight, and delivery	19,939	3,680
Other	21,957	5,476
Total selling, general, and administrative expenses	$1,414,157	$295,731

PHOENIX CAPITAL GROUP HOLDINGS, LLC.
SUPPLEMENTAL OIL AND GAS DISCLOSURES - UNAUDITED

Geographic Area of Operations

All of the Company’s proved reserves are located within the continental United States, with the majority concentrated in Texas, North Dakota and Colorado.

Costs Incurred in Oil and Natural Gas Property Acquisitions and Development Activities

Costs incurred in oil and natural gas property acquisition and development, whether capitalized or expensed, are presented below:

	Year Ended December 31,
	2020	2019
Acquisition Costs of Properties
Proved	$ 2,953,845	$ 534,884
Unproved	515,276	-
Development Costs	9,985,273	-
Total	$ 13,454,394	$ 534,884

Property acquisition costs include costs incurred to purchase, lease or otherwise acquire a property. Development costs include costs incurred to gain access to and prepare development well locations for drilling, to drill and equip development wells, and to provide facilities to extract, treat and gather natural gas.

Oil and Natural Gas Capitalized Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization including impairments, are presented below:

	Year Ended December 31,
	2020	2019
Proved properties	$ 13,474,002	$ 534,884
Unproved properties	515,276	-
Total	13,989,278	534,884
Accumulated depreciation, depletion, amortization, and impairment	$ (2,993,286)	$ (6,894)
Oil and natural gas properties, net	$ 10,995,992	$ 527,990

Oil and Natural Gas Reserve Information

The following table sets forth estimated net quantities of the Company’s proved developed oil and natural gas reserves. Estimated reserves for the periods presented are based on the unweighted average of first-day-of-the-month commodity prices over the period January through December for the year in accordance with definitions and guidelines set forth by the SEC and the FASB. For estimates of oil reserves, the average WTI spot oil prices used were $47.02, and $59.88 per barrel as of December 31, 2020 and 2019, respectively. These average prices are adjusted for quality, transportation fees, and market differentials. For estimates of natural gas reserves, the average Henry Hub prices used were $1.75 per MMBTU as of December 31, 2020 and 2019. These average prices are adjusted for energy content, transportation fees, and market differentials.

The Company does not estimate the quantity or perceived cashflow of proved undeveloped reserves for financial reporting purposes. The Company does not have the ability to accurately estimate when or if undeveloped reserves under its holdings will be extracted and instead takes the conservative approach of only estimating the reserves that are either currently producing or have a clear line of sight to being extracted.

	Crude Oil (Bbl)	Natural Gas (Mcf)	Total (Boe)
Net proved reserves at April 23, 2019	-	-	-
Revisions of previous estimates	-	-	-
Purchases of minerals in place 2	29,119	54,772	38,248
Production	(493)	(986)	(657)
Net proved reserves at December 31, 2019	28,626	53,786	37,590
Revisions of previous estimates 1	(4,294)	(8,068)	(5,639)
Purchases of minerals in place 2	487,136	984,399	651,203
Production	(122,538)	(245,076)	(163,384)
Net proved reserves at December 31, 2020	388,930	785,041	519,770

1 Revisions of previous estiamtes include technical revisions due to changes in commodity prices.

2 Includes the acquisition of approximately $500,000 and $13.5 million of mineral and royalty reserves in 2019 and 2020, respectively, primarily in the Williston, DJ and Permian Basins.

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month unweighted average of first-day-of-the-month commodity prices for the periods presented. All prices are adjusted by field for quality, transportation fees, energy content and regional price differentials. Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to the year-end quantities of those reserves. Future production, development, site restoration and abandonment costs are derived based on current costs assuming continuation of existing economic conditions.

	Year Ended December 31,
	2020	2019
Future cash inflows	$ 25,034,197	$ 1,900,324
Future production costs	(2,722,509)	(200,381)
Future net cash flows	22,311,688	1,699,943
Less 10% annual discount to reflect timing of cash flows	(8,082,681)	(530,330)
Standard measure of discounted future net cash flows	$ 14,229,007	$ 1,169,613

Changes in the Standardized Measure for Discounted Cash Flows
For the Year Ended December 31, 2020
Net change in sales and transfer prices and in production (lifting) costs related to future production	$ -
Changes in the estimated future development costs	-
Sales and transfers of oil and gas produced during the period	(5,787,470)
Net change due to extensions, discoveries, and improved recovery	-
Net change due to purchases and sales of minerals in place	18,914,977
Net change due to revisions in quantity estimates	(201,298)
Previously estimated development costs incurred during the period	80,152
Accretion of discount	53,033
Aggregate change in the standardized measure of discounted future net cash flows for the year	$ 13,059,394

The data presented should not be viewed as representing the expected cash flow from, or current value of, existing proved reserves since the computations are based on a significant amount of estimations and assumptions. The required projection of production and related expenditures over time requires furtherestimates with respect to pipeline availability, rates of demand and governmental control. Actual future prices and costs are likely to be substantially different from historical prices and costs utilized in the computation of reported amounts. Any analysis or evaluation of the reported amounts should give specific recognition to the computational methods utilized and the limitations inherent therein.

Selected Quarterly Financial Information – Unaudited

Quarterly financial data was as follows for the periods indicated.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2020
Total Revenue	$ 3,427,475	$ 1,649,083	$ 1,013,337	$ 2,457,355
Net Income	2,124,120	192,649	(729,957)	255,765
Total Assets	7,784,804	9,672,952	10,774,289	11,187,393
Total Liabilities	4,506,850	6,127,349	7,755,718	8,114,362
Total Equity	$ 3,277,954	$ 3,545,603	$ 3,018,571	$ 3,073,031
2019
Total Revenue	$ -	$ -	$ -	$ 194,286
Net Income	(179)	(74,746)	(218,974)	(67,719)
Total Assets	-	31,946	676,149	587,232
Total Liabilities	179	6,871	20,149	17,791
Total Equity	$ (179)	$ 25,075	$ 656,000	$ 569,441

PART III - EXHIBITS

EXHIBIT INDEX

Exhibit Number	Exhibit Description

(1)(a)	Form of Broker-Dealer Agreement by and between Dalmore Group LLC and Phoenix Capital Group Holdings, LLC*

(2)(a)	Certificate of Formation of Phoenix Capital Group Holdings, LLC*

(2)(b)	Limited Liability Company Operating Agreement of Phoenix Capital Group Holdings, LLC, dated as of April 23, 2019, as amended+

(3)(a)	Form of Indenture between Phoenix Capital Group Holdings, LLC and UMB Bank, N.A.*

(3)(b)	Form of Bond*

(4)	Subscription Agreement*

(6)(a)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Kris Woods, dated as of August 1, 2019*

(6)(b)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Lindsey Wilson, dated as of April 23, 2019*

(6)(c)	Profits Interest Award Agreement, by and between Phoenix Capital Group Holdings, LLC and Curtis Allen, dated as of February 1, 2020*

(6)(d)	Credit Agreement, dated as of October 28, 2021, by and among Cortland Credit Lending Corporation, Phoenix Capital Group Holdings, LLC and the Guarantors*

(11)(a)	Consent of Cherry Bekaert LLP*

(11)(b)	Consent of Kaplan, Voekler, Cunningham & Frank, PLC**

(12)	Opinion of Kaplan, Voekler, Cunningham & Frank, PLC regarding legality of the Bonds*
_____________
   *  Previously filed
  ** Included with the legal opinion provided pursuant to item (12)
    + Portions of this exhibit have been omitted

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Los Angeles of California on the 8th of December of 2021.

Phoenix Capital Group Holdings, LLC,
a Delaware limited liability company

By: /s/ Lindsey Wilson Name: Lindsey Wilson Its: Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:         /s/ Lindsey Wilson
Name:    Lindsey Wilson
Its:          Manager and Chief Operating Officer (Principal Executive Officer)

By:         /s/ Curtis Roger Allen
Name:    Curtis Roger Allen
Its:          Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)